Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

By and Among

II-VI INCORPORATED,

II-VI HOLDINGS B.V.,

II-VI CAYMAN, INC.

PHOTOP TECHNOLOGIES, INC.

and

THE SHAREHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of December 28, 2009

i

Schedules

Schedule 3.05 -	Earnout
Schedule 4.02(b) -	Shareholders
Schedule 4.02(d) -	Option Holders
Schedule 4.02(e) -	Shareholder Agreements
Schedule 4.02(f) -	List of Subsidiaries
Schedule 4.02(g) -	Series A Redemption Amounts
Schedule 4.03(a)(i) -	2008 Financials
Schedule 4.03(a)(ii) -	Unaudited Financials
Schedule 4.03(a)(iii) -	Interim Financials
Schedule 4.03(b) -	Financial Information
Schedule 4.05 -	Liens
Schedule 4.06(a) -	Authorizations
Schedule 4.07 -	Non-Contravention
Schedule 4.08 -	Governmental Consent
Schedule 4.09 -	Real Property
Schedule 4.10 -	Litigation
Schedule 4.11(a) -	Owned Intellectual Property
Schedule 4.11(b) -	Licensed Intellectual Property
Schedule 4.11(c) -	Title to Intellectual Property
Schedule 4.11(e) -	Rights in Intellectual Property
Schedule 4.11(f) -	Intellectual Property Infringement
Schedule 4.12 -	Contracts
Schedule 4.13 -	Adverse Changes
Schedule 4.14 -	Insurance
Schedule 4.15 -	Tax Matters
Schedule 4.16 -	Employee Benefit Plans
Schedule 4.17(a) -	Environmental Reports
Schedule 4.17(b) -	Environmental Matters
Schedule 4.23 -	Brokers
Schedule 4.24 -	Shareholder Resolutions
Schedule 6.05 -	Operation of Business
Schedule 6.07 -	Credit Facility Retention
Schedule 8.06 -	Consents and Approvals
Schedule 8.09 -	Related Party Transactions
Schedule 8.10(f)	Key Persons

Exhibits

Exhibit A	Defined Terms
Exhibit B	Directors
Exhibit C-1	Letter of Transmittal Form for Series A Shareholders
Exhibit C-2	Letter of Transmittal Form for Ordinary Shareholders
Exhibit D	Net Working Capital
Exhibit E	Noncompete Form

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is entered into and dated as of December 28, 2009, by and among II-VI Incorporated, a Pennsylvania corporation (“II-VI”), II-VI HOLDINGS B.V., a corporation duly organized and validly existing under the laws of the Netherlands (“Parent”) and a wholly owned subsidiary of II-VI, II-VI CAYMAN, INC., an exempted company incorporated in the Cayman Islands with limited liability having its registered office at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands and a wholly owned subsidiary of the Parent (“Merger Sub” and, together with II-VI, Parent, each a “Buyer Party” and collectively, the “Buyer Parties”), PHOTOP TECHNOLOGIES, INC., an exempted company incorporated in the Cayman Islands with limited liability having its registered office at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (the “Company”), and Loyal Excel Investments Limited, as the Shareholder Representative hereunder.

RECITALS

WHEREAS, the Company and its Subsidiaries are engaged in the design, development, manufacture and sale of optical components and subsystems, crystals, display components and other related products and special contract manufacturing services (the “Business”);

WHEREAS, the respective board of directors of each of the Buyer Parties has determined that it is in the best interests of each Buyer Party and its shareholders that the parties consummate the transactions provided for herein in which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”); and

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its shareholders that the parties consummate the transaction provided for in this Agreement and complete the Merger and the shareholders of the Company have adopted resolutions approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, the terms listed on Exhibit A shall have the meanings set forth on Exhibit A.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the provisions of the Companies Law, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will thereupon cease. The Company will be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue to be governed by the Companies Laws, and the separate existence of the Company with all its rights, privileges, immunities and franchises will continue unaffected by the Merger, except as set forth in this Agreement. The Merger will have the effects specified in the applicable provisions of the Companies Law, this Agreement and the Plan of Merger.

Section 2.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Simpson, Thacher & Bartlett, LLP, China World Tower One, Beijing 100004 China on January 4, 2010 or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.03 Effective Time. At the Closing, the Company and Merger Sub will cause the plan of merger in a form mutually acceptable to the Parent and the Company (the “Plan of Merger”) to be executed, acknowledged and filed with the Registrar of Companies of the Cayman Islands as provided in Section 233(9) of the Companies Law together with the authorizations, consents and documents referred to in such subsection. The Merger will become effective upon the later of (a) January 4, 2010 or (b) at 11:59:59 p.m. EST on the date the Plan of Merger has been duly filed with the Registrar of Companies or (c) such other later time as mutually agreed between Parent and the Company and set forth in the Plan of Merger in accordance with the Companies Law (the “Effective Time”).

Section 2.04 Articles of Association. The memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation, until duly amended in accordance with the provisions thereof and the Companies Law.

Section 2.05 Officers and Directors. The directors and officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation. The names and addresses of the directors of the Surviving Corporation are set forth on Exhibit B.

ARTICLE III

MERGER CONSIDERATION AND PAYMENT

Section 3.01 Merger Consideration. Subject to the terms and conditions of this Agreement, the aggregate consideration payable pursuant to the Merger, subject to any Net Working Capital Adjustment and/or Net Cash Adjustment, in each case, as set forth in Section

3.06, shall be (i) $76,000,000 USD (the “Initial Consideration”); and (ii) the Earnout Amount, if any (together with the Initial Consideration, the “Merger Consideration”), which shall be allocated among the Series A Shareholders and Ordinary Shareholders as set forth in Section 3.03(a).

Section 3.02 Payment of Merger Consideration. The Merger Consideration shall be paid by Parent as follows:

(a) Application of Target Company Cash Prior to Payment of Initial Consideration.

(i) Company will use Target Company Cash as of December 31, 2009 to satisfy:

(a) the portion of all outstanding and unpaid obligations and indebtedness, together with interest, fees and premiums, if any, with respect to the Company Debt Arrangements which remains outstanding and unpaid by the Company as of the Effective Time which shall be paid to the relevant lenders of such indebtedness (the “Debt Payoff”); and

(b) the amount of all obligations for legal, accounting, advisory and all other obligations of the Company incurred in connection with the negotiation and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (collectively, “Company Transaction Expenses”). For the avoidance of doubt with respect to the Company Transaction Expenses, it is understood and agreed that any Company Transaction Expenses incurred after the Effective Time shall be borne by the Ordinary Shareholders on a per share basis based upon all outstanding Ordinary Shares.

(ii) The amount of any Debt Payoff or Company Transaction Expenses not paid in full under Section 3.02(a)(i) (the “Closing Cash Deficiency”) will be deducted and paid from the Initial Consideration as set forth in Section 3.02(b)(i).

(b) Initial Consideration. At the Effective Time, the payment of the Initial Consideration by Parent shall be as follows:

(i) an amount equal to the Closing Cash Deficiency shall be paid as set forth in Section 3.02(a)(ii) to satisfy any Debt Payoffs or Company Transaction Expenses;

(ii) an amount equal to the Series A Redemption Amount shall be paid pro rata on a per share basis to the Series A Shareholders, subject to the terms and conditions of Section 3.04 to the extent applicable; and

(iii) the Initial Consideration less (y) the Closing Cash Deficiency, and (z) the Series A Redemption Amount (collectively, the “Net Initial Consideration”) shall be paid pro rata on a per share basis to the Ordinary Shareholders entitled to the Per Share Merger Consideration, subject to the terms and conditions of Section 3.04. The Net Initial Consideration shall be paid by Parent in the form of II-VI Shares and cash as follows:

(a) the number of II-VI Shares (rounded up to the next whole share) issuable as Net Initial Consideration shall be equal to the quotient of (x) $30,400,000 USD, divided by (y) the lesser of (A) $26.53 (the average closing day trading price of the II-VI Shares for the 90 consecutive trading days ending on November 30, 2009) or (B) the average closing day trading price of the II-VI Shares for the 90 consecutive trading days ending on the date that is five Business Days prior to the Closing Date (the “Closing Share Price”); provided, however, that the number of II-VI Shares shall be reduced by the aggregate amount of all fractional II-VI Shares which are paid in cash to the Ordinary Shareholders as set forth in Section 3.04(c); and

(b) the Net Initial Consideration less $30,400,000 USD shall be paid in cash; provided, however, that the amount of cash shall be increased to the extent necessary to pay cash to Ordinary Shareholders in lieu of fractional II-VI Shares as set forth in Section 3.04(c).

(c) Earnout. The payment of the Earnout Amount shall by made by Parent at the time and subject to the terms and conditions set forth in Section 3.05.

Section 3.03 Rights as Shareholders; Stock Transfers.

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall become and be converted into the right to receive pro rata, on a per share basis based upon all outstanding Series A Shares or Ordinary Shares, as the case may be, (A) in the case of Series A Shares, at the Effective Time, the Series A Redemption Amount and (B) in the case of Ordinary Shares, (i) at the Effective Time, the Net Initial Consideration and (ii) at the time and subject to the terms and conditions set forth in Section 3.05, a per share amount, based upon all outstanding Ordinary Shares, of the Earnout Amount ((i) and (ii) collectively on a per share basis based upon all outstanding Ordinary Shares, the “Per Share Merger Consideration”).

(b) At the Effective Time, the Series A Shareholders and Ordinary Shareholders shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Series A Redemption Amount or the Per Share Merger Consideration, as the case may be.

(c) Each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one fully paid ordinary share of the Surviving Corporation.

Section 3.04 Exchange Procedures.

(a) Prior to the Effective Time, Parent shall engage at its sole expense American Stock Transfer & Trust Company, II-VI’s transfer agent, as agent (the “Paying Agent”) for the purpose of exchanging the Merger Consideration to be paid pursuant to Section 3.01 for Shares. The Company agrees to Parent’s engagement of American Stock Transfer & Trust Company, II-VI’s transfer agent, as the Paying Agent. Not less than five Business Days prior to the Effective Time, Parent shall have received from each of the Ordinary Shareholders (other than holders of Dissenting Shares) and Series A Shareholders, a letter of transmittal and instructions (in a form reasonably acceptable to Parent and the Company), which, (i) in the case of Ordinary Shareholders, shall include, among other things, an acknowledgement and agreement to be bound by the provisions of Section 3.04(d) [Lockup], Section 6.10 [Shareholder Representative] and Article XI [Survival; Indemnification] and to make the representations and warranties contained in Article VII [Securities Matters] of this Agreement, and (ii) in the case of the Series A Shareholders, shall include, among other things, a waiver and release as more fully set forth therein, for use in such exchange (collectively, the “Letters of Transmittal”). The Letters of Transmittal for Series A Shareholders and for Ordinary Shareholders will substantially be in the forms attached as Exhibits C-1 and C-2, respectively.

(b) After the Effective Time and subject to the receipt by the Parent of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, (i) the Series A Shareholder or Ordinary Shareholder, as the case may be, shall be entitled to receive the Series A Redemption Amount or Per Share Merger Consideration, as applicable, for each Share and (ii) each Share shall immediately be canceled and reflected as such in the register of members of the Surviving Corporation. Subject to satisfaction of the conditions set forth in the preceding sentence, the Buyer Parties shall cause the Paying Agent to pay any Series A Redemption Amount or Per Share Merger Consideration, as the case may be, payable pursuant to this Agreement to the former holder of such Share as soon as reasonably practicable after the Effective Time, but in no event later than two (2) Business Days following the Effective Time, in the manner as described in the following sentence. The Series A Redemption Amount and the cash portion of the Per Share Merger Consideration shall be paid to the former holder by check or wire transfer of immediately available funds (as specified by such former holder in the Letter of Transmittal) and the II-VI Shares shall be delivered to the former holder at such former holder’s mailing address (as specified by such former holder in the Letter of Transmittal) in the form of duly executed certificates representing such II-VI Shares. Until so surrendered, each outstanding Share prior to the Effective Time will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon its surrender the Series A Redemption Amount or Per Share Merger Consideration, as the case may be, for each Share pursuant to Section 3.03(a).

(c) The portion of the Per Share Merger Consideration comprised of the pro rata Net Initial Consideration will be paid to each Ordinary Shareholder under this Section 3.04 in cash and II-VI Shares in the same proportion of cash and II-VI Shares paid by Parent to the Paying Agent, provided that (i) Parent may direct that certain Ordinary Shareholders solely receive cash for the Net Initial Consideration portion of the Ordinary Shareholder’s Per Share Merger Consideration if the issuance of II-VI Shares to such Ordinary Shareholder could require registration of the II-VI Shares or a filing with any Governmental Authority and (ii) any Ordinary Shareholder entitled to a fractional II-VI Share shall be paid in cash in lieu of the fractional share.

(d) No Ordinary Shareholder may (i) offer, sell, contract to sell, transfer, gift, pledge or otherwise dispose of any II-VI Shares comprising the Net Initial Consideration or enter into any transaction which is designed to, or might reasonably be expected to, result in any disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Ordinary Shareholder, directly or indirectly, or (ii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, with respect to any such II-VI Shares (the “Lockup”). For each Ordinary Shareholder, the Lockup will expire as to fifty percent of such Ordinary Shareholder’s pro rata portion of the II-VI Shares comprising the Net Initial Consideration on the date that is six months after the Closing Date and will expire as to such Ordinary Shareholder’s remaining II-VI Shares comprising the Net Initial Consideration on the date that is twelve months after the Closing Date. No waiver of this provision may be granted, except in compliance with Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or Regulation S of the Securities Act, as applicable.

(e) Any portion of the Merger Consideration that remains undistributed to Shareholders as of the date that is 180 days after the date of the Closing Date shall be delivered to Parent upon demand, and Series A Shareholders or Ordinary Shareholders, as the case may be, who have not theretofore surrendered their Shares in accordance with this Section 3.04 shall thereafter look only to Parent for satisfaction of their claims for any Series A Redemption Amount or Per Share Merger Consideration, as the case may be, payable with respect to the Shares, without any interest thereon.

(f) Neither Parent nor the Surviving Corporation shall be liable to any Series A Shareholder or Ordinary Shareholder, as the case may be, for the Series A Redemption Amount or Per Share Merger Consideration, as the case may be, attributable to such Shares or for any other amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by Series A Shareholders and/or Ordinary Shareholders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Parent free and clear of any Lien.

Section 3.05 Earnout.

(a) Payment. Subject to the terms and conditions of this Agreement, on or prior to 90 days after the end of each Earnout Period, Parent shall deliver to the Paying Agent for distribution to the Ordinary Shareholders entitled to receive Per Share Merger Consideration the Revenue-Based Earnout Amount and the Earnings-Based Earnout Amount (collectively, the “Earnout Amount”) for the Earnout Period, as determined in accordance with Schedule 3.05, subject to any adjustments provided for under Article XI [Survival; Indemnification].

(b) Statement of Earnout. Within 30 days of the end of each Earnout Period, Parent shall prepare or cause to be prepared a statement (an “Earnout Statement”) setting forth the calculation of the Earnout Amount for the Earnout Period including the calculation of Earnings and Revenue, subject to any adjustments provided for under Article XI [Survival; Indemnification] (collectively, the “Earnout Results”) and deliver the Earnout Statement to the Shareholder Representative who will be deemed to have received the Earnout Statement for and on behalf of all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

(c) Dispute Resolution. If the Shareholder Representative does not agree with the Earnout Results set forth in the Earnout Statement, then within 30 days after the delivery to the Shareholder Representative of the Earnout Statement, the Shareholder Representative shall deliver to the Parent a written notice (an “Objection Notice”) describing in reasonable detail the Shareholder Representative’s objections to the Earnout Statement and setting forth the Earnout Results determined by the Shareholder Representative to be correct. During such 30-day period, the Shareholder Representative shall be permitted to review the working papers of Parent relating to the Earnout Statement and Parent and the Company shall, and shall cause their respective accountants to, cooperate and assist in the conduct of the review by the Shareholder Representative, including by providing reasonable access to the extent necessary of books, records and personnel. Parent and Shareholder Representative shall use good faith efforts to resolve any disputed items and if no agreement is reached within 15 days of the Parent’s receipt of the Objection Notice, the matter shall be submitted to arbitration pursuant to Section 12.07 of this Agreement. If the Shareholder Representative does not deliver a timely Objection Notice to the Parent, then the Parent’s calculation of the Earnout Results shall be binding and conclusive on the Parent, the Shareholder Representative and all of the Ordinary Shareholders entitled to receive the Earnout Amount portion of the Per Share Merger Consideration.

(d) Contractual. The right to receive any Earnout Amount (i) is solely a contractual right and is not a security (and shall confer upon the Ordinary Shareholders only the rights of a general unsecured creditor); (ii) will not be represented by any form of certificate or instrument; (iii) does not give the Ordinary Shareholder any dividend rights, voting rights, liquidation rights, preemptive rights or other rights; and (iv) is not redeemable.

Section 3.06 Post-Closing Adjustments. The aggregate consideration payable pursuant to the Merger shall be subject to the following adjustments:

(a) Net Working Capital Adjustment.

(i) After the Closing, Parent and the Shareholder Representative shall determine the Net Working Capital of the Target Companies as of December 31, 2009 in accordance with the provisions of this Section 3.06(a). For purposes of this Agreement, “Net Working Capital” shall mean the (i) current assets of the Target Companies on a consolidated basis as of December 31, 2009, less (ii) current liabilities of the Target Companies on a consolidated basis as of December 31, 2009, determined in accordance with U.S. GAAP. The Net Working Capital shall be calculated in the same manner and using the same methods as the calculation of net working capital dated June 30, 2009, a copy of which is attached as Exhibit D, subject to the following adjustments:

(a) all Target Company Cash shall be excluded; and

(b) all of the Company Debt Arrangements, Option Repurchase Amounts and Company Transaction Expenses shall be excluded; and

(c) the Net Working Capital as of December 31, 2009 shall be calculated without regard to year-end adjustments for bad debts and inventory adjustments except that the Net Working Capital as of December 31, 2009 shall be adjusted by the Year-End Adjustment Amount (as defined below).

(ii) Within 75 days of Closing and subject to adjustment based upon the audit of the consolidated financial statements of the Company as of December 31, 2009 as provided in Section 3.06(a)(iii) below, the Company shall calculate year-end adjustments for bad debts and inventory adjustments for (1) the period beginning January 1, 2009 and ending as of June 30, 2009 (the “Mid-Year Adjustment Amount”); and (2) the period beginning July 1, 2009 and ending as of December 31, 2009 (the “Year-End Adjustment Amount”). The Mid-Year Adjustment Amount and Year-End Adjustment Amount shall be calculated in accordance with U.S. GAAP and consistent with past practices except that the Mid-Year Adjustment Amount shall be calculated in the same manner as if June 30, 2009 was the last day of the tax year.

(iii) Within 75 days after the Closing, Parent shall prepare or cause to be prepared a statement (the “Statement of Net Working Capital”) based on the audit of the consolidated financial statements of the Company as of December 31, 2009 setting forth the calculation of Net Working Capital and deliver the Statement of Net Working Capital to the Shareholder Representative who will be deemed to have received it for and on behalf of all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

(iv) If the Shareholder Representative does not agree with the Statement of Net Working Capital, then within 15 days after the delivery to the Shareholder Representative of the Statement of Net Working Capital, the Shareholder Representative shall deliver to the Parent an objection notice (the “Net Working Capital Objection Notice”) describing in reasonable detail the Shareholder Representative’s objections to the Statement of Net Working Capital and the basis therefore. During such 15 day period, the Shareholder Representative shall be permitted to review the working papers of Parent relating to the Statement of Net Working Capital and Parent and the Surviving Corporation shall, and shall cause their respective accountants to, cooperate and assist in the conduct of the review by the Shareholder Representative, including by providing reasonable access to the extent necessary of books, records and personnel. Parent and Shareholder Representative shall use good faith efforts to resolve any disputed items and if no agreement is reached within 15 days of the Parent’s receipt of the Net Working Capital Objection Notice, the matter shall be submitted to arbitration pursuant to Section 12.07 of this Agreement. If the Shareholder Representative does not deliver a timely Net Working Capital Objection Notice to the Parent, then the calculation of Net Working Capital set forth in Parent’s Statement of Net Working Capital shall be binding and conclusive on the Parent, the Shareholder Representative and all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

(v) If the Net Working Capital of the Target Companies is less than $13,965,000 minus the Mid-Year Adjustment Amount (the “Net Working Capital Base Amount”), the aggregate Merger Consideration shall be reduced by the difference between the Net Working Capital Base Amount and the Net Working Capital (the “Net Working Capital Downward Adjustment”). Any Net Working Capital Downward Adjustment shall be deemed to be a Parent Loss and subject to setoff under Section 11.05 of this Agreement. Notwithstanding the foregoing, there will be no reduction to the aggregate Merger Consideration under this Section 3.06(a)(v) and no Net Working Capital Downward Adjustment shall be payable by the Ordinary Shareholders if the Net Working Capital Downward Adjustment is less than $250,000; provided that the entire amount of the Net Working Capital Downward Adjustment shall be payable if the amount exceeds $250,000.

(vi) If the Net Working Capital of the Target Companies is greater than the Net Working Capital Base Amount, the aggregate Merger Consideration shall be increased by the difference between the Net Working Capital and the Net Working Capital Base Amount (on a per share basis, the “Net Working Capital Upward Adjustment”). Any Net Working Capital Upward Adjustment shall be paid by Parent to the Paying Agent within 10 days after the final determination of the Net Work Capital pursuant to this Section 3.06(a) for distributions to the Ordinary Shareholders entitled to receive Per Share Merger Consideration. Notwithstanding the foregoing, there will be no increase to the aggregate Merger Consideration under this Section 3.06(a)(vi) and no Net Working Capital Upward Adjustment shall be payable by Parent if the Net Working Capital Upward Adjustment is less than $250,000, provided that the entire amount of the Net Working Capital Upward Adjustment shall be payable if the amount exceeds $250,000.

(b) Net Cash Adjustment.

(i) After the Closing, Parent and the Shareholder Representative shall determine the Net Cash of the Target Companies as of December 31, 2009 in accordance with the provisions of this Section 3.06(b). For purposes of this Agreement, “Net Cash” shall mean (i) the Target Company Cash as of December 31, 2009, less (ii) the Company Transaction Expenses not paid as of December 31, 2009, less (iii) any Option Repurchase Amounts not paid as of December 31, 2009, less (iv) the Company Debt Arrangements not paid as of December 31, 2009.

(ii) Within 75 days after the Closing, Parent shall prepare or cause to be prepared a statement (the “Statement of Net Cash”) based on the audit of the consolidated financial statements of the Company as of December 31, 2009 setting forth the calculation of Net Cash and deliver the Statement of Net Cash to the Shareholder Representative who will be deemed to have received it for and on behalf of all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

(iii) If the Shareholder Representative does not agree with the Statement of Net Cash, then within 15 days after the delivery to the Shareholder Representative of the Statement of Net Cash, the Shareholder Representative shall deliver to the Parent an objection notice (the “Net Cash Objection Notice”) describing in reasonable detail the Shareholder Representative’s objections to the Statement of Net Cash and the basis therefore. During such 15 day period, the Shareholder Representative shall be permitted to review the working papers of Parent relating to the Statement of Net Cash and Parent and the Surviving Corporation shall, and shall cause their respective accountants to, cooperate and assist in the conduct of the review by the Shareholder Representative, including by providing reasonable access to the extent necessary of books, records and personnel. Parent and Shareholder Representative shall use good faith efforts to resolve any disputed items and if no agreement is reached within 15 days of the Parent’s receipt of the Net Cash Objection Notice, the matter shall be submitted to arbitration pursuant to Section 12.07 of this Agreement. If the Shareholder Representative does not deliver a timely Net Cash Objection Notice to the Parent, then the calculation of Net Cash set forth in Parent’s Statement of Net Cash shall be binding and conclusive on the Parent, the Shareholder Representative and all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

(iv) If the Net Cash of the Target Companies is less than zero, the aggregate Merger Consideration shall be reduced by the positive difference between the Net Cash and zero (the “Net Cash Downward Adjustment”). Any Net Cash Downward Adjustment shall be deemed to be a Parent Loss and subject to setoff under Section 11.05 of this Agreement.

(v) If the Net Cash of the Target Companies is greater than zero, the aggregate Merger Consideration shall be increased by the positive difference between the Net Cash and zero (on a per share basis, the “Net Cash Upward Adjustment”). Any Net Cash Upward Adjustment shall be paid by Parent to the Paying Agent within 10 days after the final determination of the Net Cash pursuant to this Section 3.06(b) for distributions to the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

Section 3.07 Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Article III to any Shareholder such amounts as it may be required to deduct and withhold with respect to the making of such payment, provided that no amount shall be withheld in respect of PRC Taxes. To the extent that amounts are so deducted and withheld, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Shareholder on whose behalf such deduction and withholding are made.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and that are held by any Series A Shareholder or Ordinary Shareholder, as the case may be, who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing an appraisal for such Shares in accordance with Section 238 of the Companies Law (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the Series A Redemption Amount or Per Share Merger Consideration, as the case may be, into which the Shares held by such Shareholder otherwise would have been converted pursuant to this Article III. Such Series A Shareholders and/or Ordinary Shareholders, as the case may be, holding Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of such Section 238, which shall be, subject to the Cayman court’s determination of the fair value pursuant to such Section 238 of the Companies Law, payable in the form of cash and II-VI Shares in the same proportion as Per Share Merger Consideration, except that all Dissenting Shares held by Series A Shareholders and/or Ordinary Shareholders, as the case may be, who will have failed to perfect or who effectively will have withdrawn or lost their rights to appraisal of such Shares under such Section 238 will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Series A Redemption Amount or Per Share Merger Consideration, as the case may be, payable pursuant to this Article III, subject to the terms and conditions of Section 3.04 to the extent applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization, Power, Standing and Authority.

(a) The Company is duly organized, validly existing and in good standing under, and by virtue of, the Companies Law, and has all requisite power and authority to execute, deliver and perform this Agreement, to own its property, to carry on the Business as it is now conducted, and to consummate the transactions contemplated hereby. The Company is registered as an exempt company in good standing and is qualified or licensed to do business in each jurisdiction where its ownership or leasing of assets or conduct of its business requires it to be so qualified or licensed, except where the failure to do so would not have a Material Adverse Effect.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.02 Capitalization and Subsidiaries.

(a) The authorized share capital of the Company consists of (A) 170,000,000 authorized Ordinary Shares, of which (i) 127,433,725 Ordinary Shares are issued and outstanding, and (ii) 3,140,117 Ordinary Shares are reserved and available for issuance under the Option Plan; and (B) 18,930,000 authorized Series A Shares, of which 9,464,384 Series A Shares are issued and outstanding. The Company has granted options to purchase 4,857,566 Ordinary Shares pursuant to the Option Plan.

(b) Schedule 4.02(b) contains a true and complete list of the holders of all issued and outstanding Shares, as of the Closing Date, including each Shareholder’s name, address, jurisdiction of incorporation, organization or residence, as applicable, and the number of Shares held by such Shareholder.

(c) All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with all applicable securities laws and not in violation of any applicable preemptive rights.

(d) Schedule 4.02(d) contains a true and complete list of the holders of options issued pursuant to the Option Plan including, the Option Repurchase Amount for each such holder. Except for the obligation to pay the Option Repurchase Amount, neither the Company nor the Buyer Parties has or will have any Contractual Obligation or other obligation to the holders of options issued pursuant to the Option Plan. Except for this Agreement or as set forth on Schedule 4.02(d), (i) Company has not granted to any Person and no Person has any right to any option, warrant, preemptive right, right of first refusal or other right to acquire any Shares or any other securities of, or equity interests in, the Company; and (ii) at the Effective time, no holder of options issued pursuant to the Option Plan shall have any rights to Ordinary Shares. Each option agreement granting options issued under the Option Plan is substantially in the form attached to the Option Plan.

(e) Except as set forth on Schedule 4.02(e), there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Shares.

(f) Schedule 4.02(f) sets forth a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary is a corporation or other entity duly formed and validly existing under the laws of its jurisdiction of organization, has the corporate, limited liability company or equivalent power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted. Except as set forth on Schedule 4.02(f), each Subsidiary is wholly-owned by the Company free and clear of Liens. Except as set forth on Schedule 4.02(f), there is no Contractual Obligation pursuant to which the Company or a Subsidiary has granted any option, warrant or other right to any Person to acquire any securities of, or equity interests in, any Subsidiary. Except as set forth on Schedule 4.02(f), the Company or any Subsidiary does not own or have any right to acquire any securities of, or equity interests in any Person that is not listed on Schedule 4.02(f).

(g) Series A Redemption Amount. Schedule 4.02(g) contains a true and complete list of Series A Shareholders and the Series A Redemption Amount for each such Series A Shareholder. Except for the obligation to pay the Series A Redemption Amount, neither the Company nor the Buyer Parties has or will have any Contractual Obligation or other obligation to the holders of Series A Shares.

Section 4.03 Financial Statements.

(a) Financial Information. The Company has heretofore delivered to the Parent copies of each of the following:

(i) the audited financial statements (including income statement, balance sheet, statement of shareholder’s equity and statement of cash flows, and notes thereto) of the PRC Companies as of December 31, 2008 (v. 6.3) (the “2008 Financials”). True, correct and complete copies of the 2008 Financials are attached hereto as Schedule 4.03(a)(i);

(ii) the unaudited consolidated financial statements (including income statement, balance sheet, statement of shareholder’s equity and statement of cash flows) of the Target Companies as of December 31, 2008 (the “Unaudited Financials”). True, correct and complete copies of the Unaudited Financials are attached hereto as Schedule 4.03(a)(ii); and

(iii) the unaudited consolidated balance sheets of the PRC Companies as of June 30, 2009, and the related unaudited consolidated statements of income for the six month period ending on that date (the “Interim Financials”). True, correct and complete copies of the Interim Financials are attached hereto as Schedule 4.03(a)(iii). The Interim Financials, 2008 Financials and Unaudited Financials shall collectively be referred to as the “Financial Statements”).

(b) Character of Financial Information. Except as set forth on Schedule 4.03(b), the 2008 Financials (including the notes thereto) were prepared in accordance with PRC GAAP and the Unaudited Financials and Interim Financials were prepared in accordance with U.S. GAAP, respectively applied on a consistent basis throughout the period indicated and with each other and present fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Target Companies for the periods specified therein, subject in the case of the Interim Financials to an absence of notes and normal year-end adjustments. Any current-anticipated revisions to the Interim Financials will be limited to normal period-end audit adjustments which will not be material in amount. Each Target Company maintains a standard system of accounting established and administered in accordance with PRC GAAP.

(c) No Undisclosed Liabilities. No Target Company has any liability or obligation (whether accrued or fixed, direct or indirect, absolute or contingent, matured or unmatured, determined or determinable, known or unknown) other than (i) those set forth or adequately provided for in the Balance Sheet, (ii) those incurred in the conduct of the Business since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) obligations or liabilities arising under any Contractual Obligation set forth on Schedule 4.12 to which a Target Company is a party other than any such Contractual Obligations resulting from a breach or default by such Target Company thereunder, and (iv) those arising under this Agreement.

Section 4.04 Books and Records. The Company maintains a system of internal controls over accounting matters that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with PRC GAAP and to maintain accountability for Assets, (iii) access to Assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.05 Title; Condition of Assets. The Target Companies have good and valid title to, or have a valid right to use or license, all of the material assets and properties used or necessary to conduct, the Business as presently conducted (collectively, the “Assets”). The Assets are not subject to any Lien other than Liens described on Schedule 4.05. Schedule 4.05 also contains a true and correct list of the name and address of each secured creditor of the Target Companies. The Assets are in good condition and repair in all material respects, normal wear and tear excepted.

Section 4.06 Licenses, Permits, Compliance with Laws, etc.

(a) Each Target Company holds all material licenses, permits, approvals, orders, consents franchises and other authorizations required under any Law to own or lease the Assets or to conduct its Business as presently conducted (collectively, the “Authorizations”). The Target Companies are not in default under any Authorization and all Authorizations are in full force and effect. Schedule 4.06(a) is a list of all Authorizations.

(b) Each Target Company is, and at all times has been in full compliance of all applicable Laws. To the Company’s Knowledge, no Target Company is or has been (i) under investigation with respect to or threatened in writing to be charged with, given notice of any violation of, any applicable Law; or (ii) received any inquiry regarding a violation of, any applicable Laws.

(c) No Target Company has received any written notification or communication from any Governmental Authority (a) threatening to revoke any Authorization (nor, to the Company’s Knowledge, do grounds for any of the foregoing exist), or (b) restricting or disqualifying the activities of any Target Company.

Section 4.07 Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Constituent Documents of any Target Company or (b) except as set forth on Schedule 4.07, (i) a breach or violation, with or without notice and lapse of time, under any provision of any Contract or Authorization of a Target Company, (ii) the termination, cancellation or acceleration of any right or obligation or the loss of a benefit under any such Contract or Authorization, (iii) the imposition of any Lien upon or the forfeiture of any asset of a Target Company (including, for such purposes, any such asset held under a lease or license); (iv) a requirement that any consent under, or waiver of, any such Contract or Authorization be obtained; or (v) a violation of any applicable Law.

Section 4.08 No Governmental Consent or Approval Required. No authorization, consent, approval, permit, waiver, registration, qualification, recording or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of a Target Company is required for or in connection with the authorization, execution, delivery and performance by a Target Company of its obligations under this Agreement, except as disclosed on Schedule 4.08.

Section 4.09 Real Property. No Target Company owns any real property. Schedule 4.09 lists all real property leased by the Target Companies. With respect to the real property listed on Schedule 4.09, the applicable Target Company holds a valid leasehold interest free and clear of all Liens, and is in compliance with the terms of the lease governing such interest in all material respects. Notwithstanding any defects in the landlord(s)’ ownership of the leased property, each of the Target Companies’ leases or subleases shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and the Company is not aware of any fact or circumstance which have, or reasonably should have, led the Company to believe that a Person (including, without limitation, the landlord) could be entitled or required to take possession of, or occupy, the leased property; or could restrict or terminate the relevant Target Company’s continued and uninterrupted possession or occupation of the leased property.

Section 4.10 Litigation. Except as set forth on Schedule 4.10, (a) there is no Action pending or, to the Company’s Knowledge, threatened in writing against any Target Company, nor is the Company aware of any basis for the foregoing; and (b) no Target Company is subject to any Governmental Order. There is no Action by a Target Company currently pending or that any Target Company currently intends or has the right to initiate.

Section 4.11 Intellectual Property Rights.

(a) Schedule 4.11(a) lists all registered Intellectual Property (including those for which applications have been filed) owned by a Target Company that are: (i) Patents; (ii) Trademarks; (iii) Copyrights or (iv) internet domain registrations (collectively, the “Owned Intellectual Property”). Schedule 4.11(a) sets forth in each case the jurisdictions in which applications for registration of Owned Intellectual Property have been issued or filed.

(b) Schedule 4.11(b) lists all Intellectual Property not owned which is licensed by a Target Company or held under some other right of use for use in the Business, other than commercially available computer software programs licensed under “shrink wrap” or other comparable standard form licenses (collectively, the “Licensed Intellectual Property”).

(c) Except as set forth in Schedule 4.11(c), each Target Company has good, valid and enforceable title to all Owned Intellectual Property and all Trade Secrets used by the Target Company in the conduct of the Business as currently conducted or conducted in the past (the “Company Trade Secrets”), free and clear of all Liens. Except as set forth in Schedule 4.11(c), each Target Company has a valid right to use, license and otherwise exploit all Licensed Intellectual Property, free and clear of all Liens or royalties or other payment obligations. Except as disclosed on Schedule 4.11(c), the Owned Intellectual Property, Company Trade Secrets and Licensed Intellectual Property are all Intellectual Property rights necessary or used in the operation of the Business as currently conducted. No Target Company jointly owns Owned Intellectual Property or Company Trade Secrets with any other Person.

(d) All Owned Intellectual Property which has been registered with Governmental Authorities have been properly registered in all material respects, all pending registrations and applications has been properly made and filed and each annuity, maintenance, renewal or other fee relating to registrations or applications is current up to and including the Closing Date.

(e) Each Target Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Trade Secrets, and otherwise to maintain and protect the full value of all such Trade Secrets and other Intellectual Property of the Target Company. Without limiting the generality of the foregoing, except as set forth in Schedule 4.11(e):

(i) All current and former employees of a Target Company who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property rights of the Target Company have executed and delivered to the Target Company, as applicable, an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of confidential information and invention assignment agreement previously delivered by Company to Parent.

(ii) All current and former consultants and independent contractors to a Target Company who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property rights of the Target Company have executed and delivered to the Target Company, as applicable, an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant confidential information and invention assignment agreement previously delivered to Parent.

(iii) To the Company’s Knowledge, no current or former employee, officer, director, shareholder, consultant or independent contractor to a Target Company has any right, claim or interest in or with respect to any material Intellectual Property rights of the Target Company, including the Owned Intellectual Property and Company Trade Secrets.

(f) Except as disclosed on Schedule 4.11(f), no Target Company has received a written notice, and no Target Company has Knowledge, that the conduct of the Business infringes or misappropriates the Intellectual Property rights of any Person. Except as disclosed on Schedule 4.11(f), to the Company’s Knowledge, none of the Intellectual Property rights of the Target Companies is being infringed or misappropriated by any Person.

(g) No Person has asserted or, to the Company’s Knowledge, threatened in writing an Action, nor to Company’s Knowledge are there any facts which could give rise to an Action, which would materially adversely affect a Target Company’s right, title or interest in or to any Owned Intellectual Property, Company Trade Secret or Licensed Intellectual Property.

Section 4.12 Contracts. Schedule 4.12 is a true and complete list of all of the following Contractual Obligations of the Target Companies (collectively, the “Contracts”) as of the date hereof:

(a) all Contractual Obligations involving material written employment or consulting agreements, collective bargaining agreements or with any labor union or other representative of a group of employees;

(b) all Contractual Obligations with respect to Owned Intellectual Property, Licensed Intellectual Property or Company Trade Secrets;

(c) all Contractual Obligations for the lease of (i) real property, and (ii) personal property providing for annual rents of $100,000 or more;

(d) all Contractual Obligations to sell or otherwise dispose of Assets having a fair market value in excess of $100,000 other than in the ordinary course of Business;

(e) all Contractual Obligations under which a Target Company has or will have after the Closing any material liability or obligation to or for the benefit of a Shareholder or Affiliate of the Company (other than contracts entered into with customers in the ordinary course of Business);

(f) all Contractual Obligations under which a Target Company has liability or obligation for indebtedness for borrowed money in excess of $100,000;

(g) all Contractual Obligations under which a Target Company is or may become obligated to pay any amount with respect to a deferred or conditional purchase price, indemnification obligations, purchase price adjustment or otherwise in connection with any

(i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

(h) all Contractual Obligations for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (i) annual payments by a Target Company of $100,000 or more or (B) aggregate payments by a Target Company of $1,000,000 or more;

(i) all Contractual Obligations for the sale of products or provision of services by a Target Company (other than ordinary course purchase orders, sales orders or customer contracts) that involve products or services which provide for payments in excess of $100,000 in any calendar year; and

(j) all Contractual Obligations imposing a material restriction on the right or ability of a Target Company, or, after the Effective Time, the right or ability of Parent or the Surviving Corporation of any of their Affiliates (A) to compete in any line of business or with any Person or in any area or which would limit the freedom of the Target Company or Parent after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by a Target Company), (B) to acquire any product or other asset or any services from any Person, to sell any product or other asset to or perform any services for any Person or to transact business or deal in any other manner with any Person, or (C) develop, distribute or license any technology, Intellectual Property or Intellectual Property rights;

(k) all Contractual Obligations not in the ordinary course of business and that involve expenditures or receipts of a Target Company in excess of $100,000 in any calendar year;

(l) all Contractual Obligations under which (A) a Person has directly or indirectly guaranteed any liabilities or obligations of a Target Company, (B) a Target Company has directly or indirectly guaranteed liabilities or obligations of another Person;

(m) all Contractual Obligations related to the creation of any Lien with respect to a Target Company;

(n) all Contractual Obligations relating to the acquisition, issuance or transfer of securities or shareholder interest, or change of registered capital of a Target Company;

(o) all powers of attorney that are effective and outstanding;

(p) all Contractual Obligations for the sharing of revenues, profits, costs or liabilities or any other similar arrangements including any partnership or joint venture; and

(q) all other Contractual Obligations not made in the ordinary course of business that is material to a Target Company.

Except as set forth on Schedule 4.12, each Contract is a legal, valid and binding obligation of the applicable Target Company, and, to the Company’s Knowledge, the other parties thereto, enforceable against the Target Company and other parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 4.12, no breach or default by the applicable Target Company under any Contract has occurred and is continuing in any material respect, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Company’s Knowledge, except as set forth on Schedule 4.12, no breach or default by any other Person under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default.

Section 4.13 Adverse Change. Except as set forth on Schedule 4.13, from and after the Balance Sheet Date to and including the date hereof, each Target Company has conducted its Business only in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date no Target Company has:

(a) entered into any transaction with any Shareholder or any Affiliate of any Shareholder (other than another Target Company);

(b) (i) sold, leased to others or otherwise disposed of any of its material assets other than in the ordinary course of business or (ii) entered into any Contractual Obligation relating to (1) the purchase of assets constituting a business or (2) any merger, consolidation or other business combination;

(c) made any material changes in the rate of Compensation of any director, officer or Key Employee of a Target Company, except for changes in the ordinary course of business;

(d) made any material change to a material Contractual Obligation by which a Target Company or any of its assets is bound or subject;

(e) made any change in its customary methods of accounting or accounting practices, other than changes required by U.S. GAAP or PRC GAAP, as applicable, or Governmental Authorities;

(f) had a Key Employee resign or terminate regardless of the reason;

(g) created or incurred indebtedness for borrowed money or guarantees;

(h) become subject to any Lien with respect to any material properties or assets of a Target Company;

(i) made any loan or guarantee to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than advances made in the ordinary course of business;

(j) declared or paid any dividend or made any declaration, setting aside or payment or other distribution in respect to the Shares, or any direct or indirect redemption, purchase or other acquisition of any Shares by the Company;

(k) settled or offered to settle any Action;

(l) entered into any Contractual Obligation to do any of the things referred to in clauses 4.13(a) through 4.13(k) above;

(m) received notice that there has been a loss of, or order cancellation by, any customer of a Target Company that has ordered $5,000,000 or more products or services in the calendar year 2008 or $3,000,000 in the first nine months of the calendar year 2009; or

(n) suffered or incurred any Material Adverse Effect.

Section 4.14 Insurance. Schedule 4.14 lists all insurance policies relating to the assets, business, operations, employees, officers or directors of each Target Company, each of which is in full force and effect. There is no claim by a Target Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been paid and each Target Company has otherwise complied in all material respects with the terms and conditions of all such policies. The Company has not received any notice in writing of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. Immediately after the Closing, each Target Company shall continue to have coverage under such policies with respect to events occurring prior to the Closing.

Section 4.15 Tax Matters. Except as set forth on Schedule 4.15:

(a) all material Tax Returns that have been required to have been filed by or with respect to the Target Companies have been duly and timely filed and are complete and accurate in all material respects and no written claim has been made by any taxing authority in a jurisdiction where any of the Target Companies do not file Tax Returns that the relevant Target Company is or may be subject to taxation by that jurisdiction;

(b) all Taxes shown as due and payable on a Tax Return referred to in Section 4.15(a) owed by a Target Company have been paid or accrued in full;

(c) the unpaid Taxes of the Target Companies do not, as of the Balance Sheet Date, exceed the accruals for Tax liability (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto);

(d) since the Balance Sheet Date, no Target Company has incurred any liability for Taxes (i) from extraordinary gains and losses within the meaning of U.S. GAAP or (ii) outside the ordinary course of business;

(e) each Target Company has complied with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over;

(f) no Tax Return referred to in Section 4.15(a) (for a period with respect to which the statute of limitations period has not expired) has been the subject of an examination or audit by the appropriate taxing authority;

(g) no outstanding deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 4.15(a) by the appropriate taxing authority;

(h) there is no Action, audit, deficiency or assessment pending with respect to any Taxes of a Target Company, and there are no Liens on any of the assets of a Target Company that arose in connection with any failure (or alleged failure) to pay a Tax other than Liens for current Taxes not yet due and payable;

(i) no waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of a Target Company, and no Target Company is a party to any agreement with a Governmental Authority extending the statute of limitations with respect to a material Tax assessment or deficiency; and

(j) no Target Company has any liability for Taxes of any other Person.

Section 4.16 Employee Benefits. Other than statutory social insurance plans operated under the applicable Laws of the PRC and other commercial insurance plans listed in Section 4.14, no Target Company provides or is required to provide welfare benefits provided on ill-health, injury, death disability or on termination of employment to any current or former employees, officers, consultants, independent contractors or agents of a Target Company. No Target Company is party to or is bound by any current Employee Plan except as provided in Schedule 4.16.

Section 4.17 Environmental Matters.

(a) Schedule 4.17(a) sets forth a correct and complete list of all reports of environmental, health or safety audits or investigations which have been performed with respect to the Business, any real property now or formerly owned, leased or used by a Target Company and any predecessor in interest or title (the “Real Property”) or the Assets on behalf of a Target Company or which are otherwise in the possession of a Target Company. The Company has delivered correct and complete copies of such reports to the Buyer Parties.

(b) Except as otherwise disclosed on Schedule 4.17(b):

(i) to the Company’s Knowledge, no Person who has owned, leased, occupied or used the Real Property has generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property, except in material compliance with applicable Environmental Laws and in a manner that would not reasonably be expected to result in any material liability to a Target Company under any applicable Environmental Laws;

(ii) to the Company’s Knowledge, no Hazardous Substances are present on or under the Real Property, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Laws;

(iii) no underground or aboveground storage tanks are located on the Real Property;

(iv) to the Company’s Knowledge, each Target Company is, and at all times has been in compliance in all material respects with, and is not in violation or liable in any material respect under, any applicable Environmental Laws;

(v) each Target Company currently has, and at all times has had, all Authorizations, and has filed all reports or other material information, required under or pursuant to any applicable Environmental Laws; and

(vi) to the Company’s Knowledge, no event has occurred and no condition exists with respect to any Target Company, the Business, the Real Property or the Assets which has resulted in, or is reasonably expected to result in, any material liability, cost or expense to a Target Company under any applicable Environmental Law, and no Target Company has received notice or other correspondence from any Governmental Authority or other Person of its intention to institute or impose any such material liability, cost or expense upon a Target Company.

Section 4.18 Labor Relations.

(a) There is no strike, work stoppage, work slowdown, lockout or other similar dispute or union organization activities pending or, to the Company’s Knowledge, threatened between a Target Company and its respective employees. Each Target Company has complied in all material respects with all Laws related to employment. No Key Employee is or, to the Company’s Knowledge, will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other Contractual Obligation relating to the relationship of any such employee with a Target Company or any other Person because of the nature of the business conducted by the Target Company or the use by such employee of his or her best efforts with respect to such business. To the Company’s Knowledge, no officer or Key Employee intends to terminate their employment with a Target Company, nor does any Target Company have a present intention to terminate the employment of any Key Employee.

(b) No wages, overtime pay, allowances, subsidies, bonuses, ex gratia payments (where applicable), other payments or benefits are outstanding to any employees of any Target Company;

(c) Each Target Company has fully deducted and withheld from their employees’ salary the individual income tax;

(d) All severance payments payable to employees of any Target Company have been fully paid in accordance with the standards prescribed by PRC Law and/or the employment contracts;

(e) All of the employees of each Target Company have undergone and duly passed a medical check-up;

(f) Each Target Company has fully paid its employees a mutually agreed upon amount of monetary compensation in consideration of their performance of non-compete undertakings (where applicable);

(g) Each Target Company has issued a termination certificate to each employee who wishes to terminate his/her employment agreement with a Target Company, as required by relevant PRC Law and/or the relevant employment contract; and

(h) There are no pending labor disputes (arbitration or litigation) or claims against any Target Company.

Section 4.19 Foreign Corrupt Practices. Neither the Target Companies nor, to the Company’s Knowledge, the Shareholders or any director, officer, agent, employee or other Person acting on behalf of any or all of them, has, in the course of its actions for, or on behalf of, either of the Target Companies or the Shareholders, as the case may be, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.20 Money Laundering Laws. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

Section 4.21 OFAC. Neither the Company nor, to the Company’s Knowledge, the Shareholders (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.22 Patriot Act. Assuming it were applicable to the Companies and the Shareholders, the Company and, to the Company’s Knowledge, the Shareholders would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

Section 4.23 Brokers. Except as set forth on Schedule 4.23, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of a Target Company or any of their Affiliates.

Section 4.24 Votes Required. The board of directors of the Company has determined it will be in the best interests of the Company and its Shareholders to consummate the transaction provided for in this Agreement and complete this Merger and recommends to the Shareholders that the Shareholders adopt resolutions approving the execution, delivery and performance of this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement. The Shareholders of the Company have duly and properly adopted resolutions approving the execution, delivery and performance of this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement by the affirmative vote of 42 Shareholders, being 83.33% of the holders of Series A Shares and 88.10% of the holders of Ordinary Shares (and being the affirmative vote of 87.50% of all Shareholders of the Company) (the “Shareholder Approval”). The affirmative votes of (i) a majority in number of the Shareholders and holding at least seventy-five percent (75%) of the issued and outstanding Ordinary Shares and Series A Shares, voting together as one class, and (ii) Series A Shareholders holding more than fifty (50%) of the issued and outstanding Series A Shares are the only votes of Ordinary Shareholders and Series A Shareholders, as applicable, necessary to approve the Merger and this Agreement. Schedule 4.24 sets forth a true, complete and correct copy of the Shareholder Approval.

Section 4.25 Schedules. The Company acknowledges and agrees that, although the Buyer Parties and its legal counsel have assisted the Company in its preparation of the Schedules, the Company has provided the Buyer Parties with all documents, agreements and other instruments that are responsive to each of the items to be disclosed in the Schedules, the Company has read all of the Schedules and fully understands the nature and contents thereof, and has been provided with an opportunity to comment and revise each of the Schedules as it deems appropriate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby jointly and severally represents and warrants to the Company and the Ordinary Shareholders that, except as qualified by disclosure in the SEC Documents (as defined below) if such qualification is expressly set forth in the applicable Section and subsection of this Article V and to the extent the qualifying nature of such disclosure is readily apparent on its face, but excluding any disclosure in such SEC Documents to the extent that it is predictive, cautionary or forward-looking in nature (it being understood and agreed that facts underlying such predictive, cautionary or forward-looking statements shall not be excluded to the extent those facts are stated in such SEC Documents and in existence on the date of such SEC Documents), as of the date hereof and as of the Closing Date:

Section 5.01 Corporate Matters.

(a) Organization, Power and Standing. Each Buyer Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform this Agreement, including, without limitation, to issue the II-VI Shares to the Ordinary Shareholders in accordance with the terms hereof, to own its property, to carry on its business as it is now conducted, and to consummate the transactions contemplated hereby. Each Buyer Party is duly qualified to transact business in each jurisdiction where its ownership or leasing of assets or conduct of its business requires it to be so qualified or licensed, except where the failure to do so would not have a Material Adverse Effect.

(b) Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of the Buyer Party, enforceable against the Buyer Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

(c) Capitalization. The authorized share capital of the Merger Sub consists of $50,000 divided into 50,000 ordinary shares of US$1.00 par value each (“MS Ordinary Shares”), of which 1,000 MS Ordinary Shares are issued and outstanding. The capitalization of II-VI as of September 30, 2009, including its authorized capital stock and the number of shares issued and outstanding is as set forth in its Quarterly Report on Form 10-Q for the Quarter ended September 30, 2009. The number of shares outstanding or reserved for issuance pursuant to II-VI’s stock option plans and agreements, including performance shares or restrictive shares, as of September 30, 2009 was 2,836,704. All issued and outstanding shares of capital stock of II-VI have been, or upon issuance will be, validly issued, fully paid and non-assessable. No shares of capital stock of II-VI were issued in violation of any preemptive rights or any other similar rights of security holders of II-VI. Except as disclosed in the SEC Documents (as defined below), there are no outstanding preemptive rights, rights of first refusal, shareholder rights, options, warrants, scrip, rights to subscribe to, calls or commitments of any capital stock of II-VI, or arrangements by which II-VI is or may become (as a result of the transactions contemplated hereby or otherwise) bound to issue additional shares or capital stock of II-VI (whether pursuant to anti-dilution, “reset” or other similar provisions).

(d) Non-Contravention. Neither the execution and delivery of this Agreement by a Buyer Party nor the consummation by the Buyer Party of the transactions contemplated hereby does or will constitute or give rise to a violation of any Contractual Obligation or the Constituent Documents of the Buyer Party or a violation of any Law applicable to the Buyer Party or the imposition of any Lien upon or the forfeiture of any asset of the Buyer Party

(including, for such purposes, any such asset held under a lease or license). No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, a Governmental Authority is required to be obtained or made by or on behalf of such Buyer Party in connection with the execution, delivery and performance of this Agreement by the Buyer Party of its obligations under this Agreement, except where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording, would not adversely affect the Buyer Party’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer Party from performing in all material respects any of its other obligations under this Agreement.

Section 5.02 Litigation. There is no Action pending or to each Buyer Party’s Knowledge threatened in writing (a) against a Buyer Party or any of its Affiliates which has had or would reasonably be expected to have a Material Adverse Effect on the ability of the Buyer Party to perform its obligations under this Agreement or (b) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. There is no material claim, litigation or administrative proceeding pending or, to each Buyer Party’s Knowledge, threatened or contemplated, against II-VI or, to each Buyer Party’s Knowledge, against any officer, director or employee of II-VI in connection with such Person’s employment therewith, except as described in the SEC Documents and except for matters that are not required to be disclosed in the SEC Documents. II-VI is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or Governmental Authority which has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.03 Brokers. Except for DRP Financial Advisors (Robert F. Dodds, Jr.), no broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of a Buyer Party or any of its Affiliates.

Section 5.04 Valid Issuance. The II-VI Shares are duly authorized and, when issued and delivered in accordance with the terms hereof, (i) the II-VI Shares will be duly and validly issued, and the II-VI Shares will be fully paid and nonassessable free and clear of any Liens imposed by or through any of the Buyer Party and (ii) assuming the accuracy of the Ordinary Shareholders’ representations in Article VII of this Agreement, the II-VI Shares will be issued and delivered in compliance with all applicable federal and state securities laws.

Section 5.05 Disclosure Documents; Agreements; Financing Statements; Other Information. II-VI is subject to the reporting requirements of the Exchange Act and has filed with the Commission all reports, schedules, registration statements and definitive proxy statements that II-VI was required to file with the Commission on or after December 31, 2008 and will be required to file with the Commission prior to the Effective Time (collectively, the “SEC Documents”). Each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth in the SEC Documents, II-VI has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under U.S. GAAP, are not required to be reflected in the financial statements included in the SEC Documents and which, individually or in the aggregate, are not material to the business or financial condition of II-VI. As of their respective dates, the financial statements of II-VI included in the SEC Documents have been prepared in accordance with U.S. GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of II-VI as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 5.06 Exchange Act Registration; Listing. II-VI files supplementary and periodic information, documents and reports pursuant to Section 13 of the Exchange Act. II-VI’s common stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Market. II-VI currently meets the continuing eligibility requirements for listing on the Nasdaq Global Market and has not received any notice from such market or the FINRA that it does not currently satisfy such requirements or that such continued listing is in any way threatened. II-VI has taken no action designed to, or which would reasonably be expected to have the effect of, terminating the registration of the common stock under the Exchange Act or delisting the common stock from the Nasdaq Global Market.

Section 5.07 Financial Condition II-VI’s financial condition is, in all material respects, as described in the SEC Documents, except for changes in the ordinary course of business. As of the date of this Agreement, except for changes in the ordinary course of business, since September 30, 2009 there has been no (i) material adverse change to II-VI’s business, operations, properties, financial condition, or results of operations or (ii) change by II-VI in its accounting principles, policies and methods except as required by changes in the U.S. GAAP or applicable Law.

ARTICLE VI

COVENANTS

Section 6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

Section 6.02 Access; Information.

(a) Company agrees that upon reasonable prior notice and subject to applicable Laws relating to the exchange of information and to the rights of customers, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information of the Target Companies as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the Business, properties and personnel of Company as Parent may reasonably request.

(b) No investigation by Parent of the Business and affairs of the Target Companies shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.03 Shareholder Approvals. The Company and the Shareholders agree not to take any action to cause such Shareholder Approval to be rescinded or modified.

Section 6.04 Consents and Approvals. The parties and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the parties agrees that it will consult with the other parties, subject to applicable Law, with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

Section 6.05 Operation of Business, Related Matters. Except as set forth on Schedule 6.05, from the date hereof through the earlier of the date this Agreement is terminated pursuant to Article X or the Closing Date, unless the Parent shall otherwise agree and except as otherwise permitted or required by this Agreement, the Company will conduct the Business in the ordinary course of business and substantially in the same manner as presently operated and use reasonable commercial efforts to maintain the value of the Business as a going concern. Except as set forth on Schedule 6.05, from the date hereof through the earlier of the date this Agreement is terminated pursuant to Article X or the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Parent, which will not be unreasonably withheld or delayed:

(a) enter into any transactions with a Shareholder or any Affiliate thereof (other than another Target Company), other than as contemplated by this Agreement or transactions in the ordinary course of business of the Target Company;

(b) (i) sell, lease to others or otherwise dispose of any of its material assets other than in the ordinary course of business or (ii) enter into any Contractual Obligation relating to (1) the purchase of assets constituting a business or (2) any merger, consolidation or other business combination;

(c) make any material changes in the rate of Compensation of any director, officer or Key Employee of the Company;

(d) make any amendments to the Constituent Documents of any Target Company;

(e) other than in the ordinary course of business and consistent with past practice, and except with respect to Contractual Obligations with new customers, enter into or amend in any material respect a Contractual Obligation listed on Schedule 4.12 by which the Company or any of its assets is bound or subject;

(f) make any change in its customary methods of accounting or accounting practices, other than changes required by U.S. GAAP or PRC GAAP, as applicable, or Governmental Authorities;

(g) become subject to any Lien with respect to any material properties or assets of a Target Company, other than Liens for current Taxes not yet due and payable arising solely as a matter of Law;

(h) make any loan or guarantee to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any other Person;

(i) declare or pay any dividend or make any declaration, setting aside or payment or other distribution in respect of any of the Company’s Shares, or any direct or indirect redemption, purchase or other acquisition of any Shares by the Company; or

(j) enter into any Contractual Obligation to do any of the actions referred to in this Section 6.05.

Without limiting the foregoing, from December 31, 2009 through the earlier of the date this Agreement is terminated pursuant to Article X or the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Parent:

(k) borrow money from any Person or accept advances from any Person or otherwise create, incur or assume indebtedness of any nature with respect to any Target Company other than accounts payable incurred in the ordinary course of business and consistent with past practices;

(l) enter into, terminate or amend any contract or other obligation other than in the ordinary course of business of a Target Company and consistent with past practices; or

(m) make any payments or distributions of any kind other than in the ordinary course of business of a Target Company and consistent with past practices.

Section 6.06 Options. After the date hereof but prior to the Closing Date, the Company shall notify all holders of options issued under the Option Plan (i) of the Merger and (ii) that the Company will exercise its stock repurchase rights under the Option Plan. Prior to the Closing Date, the Company shall terminate the Option Plan.

Section 6.07 Company Debt Arrangement. Immediately prior to the Effective Time, the Company shall terminate or satisfy all credit facilities borrowed by the Target Companies, and all other agreements, guarantees, documents and instruments relating thereto as set forth in Item 4.12(f) of Schedule 4.12, including any Liens on the assets of a Target Company, in each case in a manner reasonably satisfactory to Parent (together, the “Company Debt Arrangements”). Notwithstanding the foregoing and for the avoidance of doubt, the parties have reached the following agreements:

(a) Credit Facility Retention. Although the Company will satisfy all outstanding amounts under the Company Debt Arrangements so that there are no outstanding balances or obligations of any kind under such facilities as of the Effective Time, the Company may leave the unsecured line of credit listed on Schedule 6.07 open for use by the Company after Closing as provided for in Schedule 6.07.

(b) Option Repurchase Amount. Although the Company intends to satisfy the Option Repurchase Amount so that there are no outstanding balances or obligations of any kind to the holders of Options as of the Effective Time, the Company shall not be required to complete the payment of the full Option Repurchase Amount prior to the Effective Time. On or before three (3) Business Days prior to Closing, the Company will provide the Buyer Parties with an update of Schedule 4.02(d) indicating for each option holder the paid and unpaid portions of the Option Repurchase Amount. For the avoidance of doubt, any unpaid Option Repurchase Amount as of December 31, 2009 shall reduce the Net Cash, as provided for in Section 3.06(b)(i) above.

Section 6.08 Consideration Spreadsheet. No later than five Business Days prior to the Closing, Parent and the Company shall in good faith agree on the calculation of the Net Initial Consideration and the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”) certified by the President and a director of the Company, accurately and completely setting forth the information required to calculate the Net Initial Consideration as of the Effective Time, which shall include payoff statements/invoices and wire transfer instructions for all of the Company Debt Arrangements and Company Transaction Expenses.

Section 6.09 Performance and Retention Equity Program.

(a) On or shortly following the Closing Date, Parent will establish a performance and retention equity program (the “Retention Program”) under which II-VI Shares and phantom stock of II-VI (payable in cash) with an aggregate value of $5,000,000 (which shall be determined using the Closing Share Price) will be awarded to the Retention Program participants over a three year period from the Closing Date. The Retention Program will require compliance with State Administration of Foreign Exchange 78 circular registration. The officers of the Company in consultation with Parent shall identify key employees for participation in the Retention Program and determine their respective level of participation. A portion of the Retention Program equal to 20% of the value of the Retention Program will be in the form of phantom stock which will be awarded to participants on or shortly after the Closing Date and cashed out on the date that is six months from the Closing Date. The Retention Program shall provide that any participant whose employment is terminated voluntarily or for cause will forfeit his or her unvested/unearned award at the time of such termination.

(b) Parent, each Target Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.09 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any employee plan or any beneficiary thereof or any right to continued employment with Parent, any Target Company or the Surviving Corporation, and shall not require Parent, any Target Company or the Surviving Corporation to continue or amend any particular benefit plan for any employee or former employee of any Target Company, and any such plan may be amended or terminated in accordance with its terms and any Law.

Section 6.10 Shareholder Representative.

(a) Appointment. As evidenced by such Shareholder’s execution of a Letter of Transmittal or acceptance of any Per Share Merger Consideration pursuant to Article III, each of the Ordinary Shareholders hereby appoints Loyal Excel Investments Limited as the Shareholder Representative (the “Shareholder Representative”) to act as the exclusive agent, proxy and attorney-in-fact for the Shareholders for all purposes under this Agreement. Without limiting the generality of the foregoing, the Shareholder Representative is authorized and empowered to:

(i) take all actions on behalf of each Ordinary Shareholder in connection with any claims made under this Agreement to defend or settle such claims and to make or receive and disburse payments in respect of such claims;

(ii) make payments of the Earnout Amount to the Ordinary Shareholders in accordance with this Agreement;

(iii) establish such reserves as the Shareholder Representative may from time to time determine, in its sole discretion, to be necessary and desirable in connection with the expenses and other costs to be borne by the Shareholder Representative or the Ordinary Shareholders hereunder, and to pay such reserves from the Earnout Amount or direct the Buyer Parties to make payment of such amounts to be applied to such reserves in lieu of the payment to the Ordinary Shareholders hereunder; and

(iv) take all other actions to be taken by or on behalf of any Ordinary Shareholder and exercise any and all rights that any Ordinary Shareholder is permitted or required to do or exercise under this Agreement.

(b) Actions Binding. All decisions and actions by the Shareholder Representative will be binding upon each Ordinary Shareholder and no Ordinary Shareholder will have the right to object, dissent, protest or otherwise contest the same. The Buyer Parties will be able to rely conclusively on the written instructions of the Shareholder Representative (including any written instructions of any person purporting to be a duly authorized representative of the Shareholder Representative unless the Buyer Parties have actual knowledge to the contrary) as to such decisions and actions taken by the Shareholder Representative hereunder.

(c) Liability. The Shareholder Representative will not be liable for any action taken by the Shareholder Representative in good faith pursuant to this Agreement, and shall only be liable for acts or omissions which constitute gross negligence or intentional misconduct of the Shareholder Representative. The Shareholder Representative will be entitled to be compensated by the Ordinary Shareholders for any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts to or against the Shareholder Representative (in each case, including reasonable attorneys’ fees and expenses), whether or not involving a third party, arising as a result of its serving as the Shareholder Representative, including those incurred by the Shareholder Representative or the Affiliates of the Shareholder Representative or any agents or representatives of the Shareholder Representative or such Affiliates in connection with the protection, defense, enforcement or other exercise of any rights under this Agreement. The Shareholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company or the Ordinary Shareholders hereunder and the Buyer Parties agree that they will not look to the Shareholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company or the Ordinary Shareholders hereunder.

Section 6.11 Business Records. The Buyer Parties acknowledge that the Shareholder Representative, on behalf of the Ordinary Shareholders, may from time to time from and after the Closing Date require access to copies of books, records and such other information of the Target Companies as the Shareholder Representative may reasonably request, and agree that upon reasonable prior notice the Surviving Corporation will, and will ensure that the Target Companies will, during normal business hours, provide the Shareholder Representative with either access to or copies of such books, records and other information reasonably requested by the Shareholder Representative.

Section 6.12 Tax Matters.

(a) The Shareholders or the Shareholder Representative shall prepare, or cause to be prepared, and file, or cause to be timely filed, all Tax Returns of the Target Companies for all tax periods ending on or prior to the Closing Date (a “Pre-Closing Period”) that are required to be filed before the Closing Date and shall pay all Taxes due with respect to the Company and its Subsidiaries, or as to which the Company and its Subsidiaries are otherwise liable, for such Pre-Closing Period Tax Returns (except to the extent such Taxes were taken into account in calculating the Net Working Capital). Parent and Surviving Corporation shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns of the Target Companies, including for all taxable periods beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”), and shall pay all Taxes with respect thereto. Tax returns for any Pre-Closing or Straddle Period shall be prepared in a manner consistent with past practice.

(b) Where applicable Law does not permit the parties to elect to treat a Straddle Period as a short taxable period ending as of the close of business on the Closing Date, then, for purposes of this Agreement, the taxable income of the Target Companies for the entire taxable period shall be allocated between the Pre-Closing Period and the remainder of the taxable period using an interim-closing-of-the-books method, assuming that such taxable period ended at the close of business on the Closing Date and treating such period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis shall be apportioned on a per diem basis.

(c) From and after the Effective Time, each of Parent, the Surviving Corporation and the Ordinary Shareholders shall cooperate fully with each other in connection with the preparation of any Tax Return or any Tax audit or other judicial or administrative proceeding relating to any Tax (a “Tax Claim”), and each will retain and provide the other with any records or information that may be relevant to such Tax Return or Tax Claim. The party requesting assistance hereunder shall reimburse the other for reasonable direct expenses incurred in providing such assistance. The Shareholder Representative shall have the right to review any Tax Return for any Pre-Closing Period or Straddle Period to be filed after the Closing Date prior to the filing of such return and Parent shall make any reasonable changes to such return requested by the Shareholder Representative. The Shareholder Representative and the Buyer Parties agree to consult and resolve in good faith any issue arising as a result of the review of such Pre-Closing or Straddle Period Tax Return and to mutually consent to the filing of such return as promptly as possible.

With respect to any Tax Claim relating to a Pre-Closing Period, the Shareholder Representative shall solely at its own cost and expense control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. In the event the Shareholder Representative is directly or indirectly conducting the defense against any such Tax Claim, it will keep the Buyer Parties reasonable informed of progress of the defense of such Tax Claim and, to the extent such Tax Claim could have a Material Adverse Effect on a Target Company in a period beginning after the Closing Date, shall not, without the prior written consent of the Buyer Parties (not to be unreasonably withheld, delayed or conditioned), settle or compromise any such Tax Claim or consent to the entry of any judgment in respect to such Tax Claim. The Shareholder Representative and the Buyer Parties shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of a Target Company for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Shareholder Representative nor any Buyer Party shall settle any Tax Claim relating to a Straddle Period without the prior written consent of the other.

(d) Any Tax refunds that are received by any Target Company relating to a Pre-Closing Period or the portion of the Straddle Period ending on the Closing Date (except to the extent such refunds were taken into account in calculating the Net Working Capital) shall be for the account of the Ordinary Shareholders and the Surviving Corporation shall pay over to the Ordinary Shareholders any such refunds within fifteen (15) days after receipt by such Target Company.

Section 6.13 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the confidentiality and exclusivity obligations set forth in the Exclusivity Agreement dated as of August 12, 2009 by and between VLOC, a subsidiary of II-VI, and the Company, as amended (the “Exclusivity Agreement”), the terms of which are incorporated herein by reference, except that the parties agree that the Exclusivity Agreement, including Section 1 and 2 thereof, shall remain in full force and effect and not terminate until and unless this Agreement is terminated pursuant to Article X. Notwithstanding the foregoing, the provisions of this Section 6.14(a) shall not apply with respect to disclosures contemplated by this Agreement. Effective upon the Closing Date, the Exclusivity Agreement shall terminate with respect to information related to the Target Companies.

(b) Parent and the Company have agreed on the content of the initial press release announcing the execution of this Agreement and the Merger. Following issuance of such press release, the Company shall, and shall cause each of its Representatives and the Target Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release, customer notification or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the Buyer Parties’ name or refer to a Buyer Party directly or indirectly in connection with the Buyer Party’s relationship with the Target Companies without the prior written approval of II-VI, unless required by applicable Law. Notwithstanding anything to the contrary in this Agreement or in the Exclusivity Agreement, the Buyer Parties may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as the Buyer Parties may, in its reasonable discretion, determine.

ARTICLE VII

SECURITIES MATTERS

The Ordinary Shareholders understand and agree that the consummation of this Agreement, including the issuance of the II-VI Shares to the Ordinary Shareholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Parent and the Ordinary Shareholders agree that with respect to those Ordinary Shareholders domiciled inside the United States (the “U.S. Shareholders”), such transactions shall be consummated in reliance on an exemption from registration pursuant to the Securities Act, provided by Regulation D. Parent and the Ordinary Shareholders agree that with respect to those Ordinary Shareholders domiciled outside the United States (the “Foreign Shareholders”), such transactions shall be consummated in reliance on an exemption from registration pursuant to the Securities Act, provided by Regulation S. Such exemptions are based on the following representations, warranties and covenants made by the Ordinary Shareholders as evidenced by their execution of a Letter of Transmittal.

Section 7.01 U.S. Shareholders.

(a) Each U.S. Shareholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act;

(b) Each U.S. Shareholder understands that the certificates representing II-VI Shares will, so long as appropriate, bear the applicable legend set forth in Section 7.04;

(c) Each U.S. Shareholder agrees that II-VI shall be entitled to make a notation on its records and give instructions to any transfer agent of the II-VI Shares to refuse to register any transfer of the II-VI Shares not made pursuant to registration under the Securities Act or pursuant to an available exemption from registration;

(d) Each U.S. Shareholder believes that it has received all information it considers necessary or appropriate and has had an opportunity to ask questions and receive answers from II-VI regarding the terms and conditions of the issuance and sale of the II-VI Shares and the business, properties, prospects and financial condition of II-VI (provided that this clause (c) shall in no way limit or modify the representations and warranties of the Buyer Parties set forth in this Article V of the Agreement or the right of each U.S. Shareholder to rely thereon); it is a sophisticated investor and that an investment in the II-VI Shares involves a high degree of risk; and that the valuation price of the II-VI Shares may or may not exceed the last publicly quoted per share “asked” price of the II-VI common stock on the date hereof; and

(e) Each U.S. Shareholder will be acquiring the II-VI Shares for its own account for the purpose of investment and not with a view to resale or distribution thereof; each U.S. Shareholder understands, acknowledges and agrees that it must bear the economic risk of its investment in the II-VI Shares for an indefinite period of time and that prior to any offer or sale of such securities, II-VI may require, as a condition to effecting a transfer of the II-VI Shares, an opinion of its counsel, reasonably acceptable to II-VI, as to the registration or exemption therefrom under the Securities Act.

Section 7.02 Foreign Shareholders.

(a) Each Foreign Shareholder is outside the United States and is not a “U.S. Person” as such term is defined in Regulation S (the definition of which includes, but is not limited to, an individual resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States and certain partnerships or corporations organized or incorporated under the laws of any non-United States jurisdiction formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act);

(b) All offers and sales of the II-VI Shares to Foreign Shareholders subject to this transaction were made in an “offshore transaction” (as such term is defined in Regulation S);

(c) No Foreign Shareholder has acquired the II-VI Shares as a result of, and will not itself engage in, any “directed selling efforts” (as such term is defined in Regulation S) in the United States in respect of the II-VI Shares, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any II-VI Shares;

(d) Each Foreign Shareholders understands that the certificates representing the II-VI Shares will, so long as appropriate, bear the applicable legend set forth in Section 7.04 of this Agreement;

(e) Each Foreign Shareholder agrees that II-VI shall be entitled to make a notation on its records and give instructions to any transfer agent of the II-VI Shares to refuse to register any transfer of the II-VI Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration;

(f) Each Foreign Shareholder believes that it has received all information it considers necessary or appropriate and has had an opportunity to ask questions and receive answers from II-VI regarding the terms and conditions of the issuance and sale of the II-VI Shares and the business, properties, prospects and financial condition of II-VI (provided that this clause (g) shall in no way limit or modify the representations and warranties of the Buyer Parties set forth in this Article V of the Agreement or the right of each Foreign Shareholder to rely thereon); it is a sophisticated investor and that an investment in the II-VI Shares involves a high degree of risk; and that the valuation price of the II-VI Shares may or may not exceed the last publicly quoted per share “asked” price of the II-VI common stock on the date hereof;

(g) Each Foreign Shareholder will be acquiring the II-VI Shares for its own account for the purpose of investment and not (i) with a view to resale or distribution thereof and, in particular, it has no intention to distribute either directly or indirectly any of the II-VI Shares in the United States or to a U.S. Person or (ii) for the account or on behalf of any “U.S. Person” (as such term is defined in Regulation S); each Foreign Shareholder understands, acknowledges and agrees that it must bear the economic risk of its investment in the II-VI Shares for an indefinite period of time and that prior to any offer or sale of such securities, II-VI may require, as a condition to effecting a transfer of the II-VI Shares, an opinion of its counsel, reasonably acceptable to II-VI, as to the registration or exemption therefrom under the Securities Act;

(h) No Foreign Shareholder was formed specifically for the purpose of acquiring the II-VI Shares under this Agreement; and

(i) No Foreign Shareholder nor any of its Affiliates has, directly or indirectly, within the past 90 days nor will such Persons until the expiration of the Distribution Compliance Period, directly or indirectly, enter into any short selling of any equity security of II-VI (including, without limitation, it common stock) or any hedging transaction with respect to any equity security of II-VI, including, without limitation, puts, calls, or other option transactions, option writing and equity swaps, unless in compliance with the Securities Act and in each case only in accordance with applicable securities Laws.

(j) In addition to the provisions set forth in Section 3.04(d) of this Agreement, until the expiration of a period of six months after the date of original issuance of the II-VI Shares (the “Distribution Compliance Period”), no Foreign Shareholder will sell or otherwise transfer the II-VI Shares, except (1) to II-VI or its Subsidiaries, (2) pursuant to an effective registration statement which has been declared effective under the Securities Act, (3) in an offshore transaction in accordance with Rule 904 of Regulation S or (4) pursuant to any other available exemption from the registration requirements of the Securities Act. After the expiration of the Distribution Compliance Period, Foreign Shareholders will not sell or otherwise transfer the II-VI Shares, except pursuant to registration under the Securities Act or an available exemption therefrom including Rule 144 promulgated under the Securities Act and, in any case, in accordance with applicable state securities laws of the United States and, with respect to Foreign Shareholders, with the provisions of Regulation S. Nothing in this paragraph is intended to amend or modify the provisions of Section 3.04(d).

Section 7.03 Restricted Securities: Rule 144. The Ordinary Shareholders understand that the II-VI Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Ordinary Shareholders represent that they are familiar with Rule 144 promulgated under the Commission, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

Section 7.04 Legends. It is understood that the certificates evidencing the II-VI Shares will bear the legends set forth below:

For U.S. Shareholders:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

For Foreign Shareholders:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT

BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S PROMULGATED UNDER THE ACT.

The legends set forth above shall be removed by II-VI from any certificate evidencing II-VI Shares upon delivery to II-VI of an opinion by counsel, reasonably satisfactory to II-VI, that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which II-VI issued the II-VI Shares.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS TO CLOSE OF THE BUYER PARTIES

The obligations of the Buyer Parties to consummate the Merger under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived at or prior to the Closing Date by the Buyer Parties in their sole discretion:

Section 8.01 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct, disregarding all qualifications relating to materiality or Material Adverse Effect, as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, which, as of such date, shall be true and correct), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate have a Material Adverse Effect. The Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

Section 8.02 No Material Adverse Effect. Subsequent to the date of this Agreement there will not have been any Material Adverse Effect.

Section 8.03 Shareholder Approval. The Shareholder Approval shall have not been rescinded.

Section 8.04 No Injunction. No Action shall have been instituted, issued or threatened before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of the Buyer Parties, would make it inadvisable to consummate such transactions.

Section 8.05 Dissenter Rights. No more than ten percent (10%) of the holders of Ordinary Shares shall have elected to exercise their right to dissent from the Merger and demand payment for the fair or appraised value of their Shares.

Section 8.06 Consents and Approvals. All consents and approvals of all Persons, including any Governmental Authorities, required in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger as set forth in Schedule 8.06 shall have been obtained and be in full force and effect.

Section 8.07 Options. The Company shall have complied with the provisions of Section 6.06 and shall have provided evidence of such to Parent, in form and substance reasonably satisfactory to Parent.

Section 8.08 Payoff of Indebtedness. Subject to the provisions of Section 6.07, all of the Company Debt Arrangements shall have been repaid in full and extinguished by the Company, and all Liens on any Assets of the Target Companies shall have been released and terminated, and evidence of such payoff and termination shall have been provided to Parent, in each case in form and substance reasonably satisfactory to Parent.

Section 8.09 Related Party Transactions. Each related party arrangement or transaction between a Target Company, on the one hand, and any Shareholder, director, officer or Key Employee of a Target Company, on the other hand, as set forth in Schedule 8.09 shall have been terminated (including the receipt by the Surviving Corporation of a full and final release from any such related party) or amended to Parent’s reasonable satisfaction.

Section 8.10 Closing Documents. Parent shall have received the following documents and agreements, each of which shall be in full force and effect on the Closing Date:

(a) a certificate executed on behalf of the Company by its President and a director of the Company containing representations and warranties of the Company to the effect that (i) the conditions set forth in Article VIII, unless waived by Parent in writing, have been duly satisfied; and (ii) listing all of the Shareholders, if any, that have perfected their dissenter rights;

(b) the Consideration Spreadsheet, certified by the President and a director of the Company;

(c) certified copies of resolutions of the board of directors and Shareholders of the Company duly adopted and authorizing and approving this Agreement and the transactions contemplated hereby;

(d) written resignations of all directors and officers of the Company, to be effective as of the Effective Time, as well as written resolutions to appoint nominees of the Parent as directors and officers of each Target Company, to be effective as of the Effective Time;

(e) the Letters of Transmittal executed by each (without exception) of the Series A Holders and by each of the Ordinary Shareholders other than holders of Dissenting Shares;

(f) confidentiality, noncompete and intellectual property rights agreements substantially in the form of Exhibit E, executed by each of the Persons listed on Schedule 8.10(f);

(g) all other documents, instruments or certificates reasonably required by Parent to effect the transactions contemplated hereby in form and substance reasonably satisfactory to Parent; and

(h) the register of members of the Surviving Company showing the issue of Shares to Parent in accordance with the Merger Consideration and the basis of conversion provided therein and the cancellation of the Ordinary Shares of the Shareholders and the Series A Shares of the Series A Shareholders.

ARTICLE IX

CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY

The obligations of the Company to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived at or prior to the Closing Date by the Company in its sole discretion:

Section 9.01 Representations, Warranties and Covenants. All representations and warranties of the Buyer Parties contained in this Agreement, disregarding all qualifications relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, which, as of such date, shall be true and correct), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Buyer Parties shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer Parties at or prior to the Closing.

Section 9.02 No Injunction. No Action shall have been instituted, issued or threatened before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of the Company, would make it inadvisable to consummate such transactions.

Section 9.03 Consents and Approvals. All consents and approvals of all Persons, including any Governmental Authorities, required in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and be in full force and effect.

Section 9.04 Closing Documents. Company shall have received the following documents and agreements, each of which shall be in full force and effect on the Closing Date:

(a) a certificate executed on behalf of each Buyer Party by its President or managing director containing representations and warranties of the Buyer Party to the effect that the conditions set forth in Article IX have been duly satisfied; and

(b) certified copies of resolutions of the board of directors of II-VI, Parent and board of directors and Shareholders of Merger Sub duly adopted and authorizing and approving this Agreement and the transactions contemplated hereby, including, without limitation, the issuance and delivery of the II-VI Shares to the Ordinary Shareholders;

(c) all other documents, instruments or certificates reasonably required by the Company to effect the transactions contemplated hereby in form and substance reasonably satisfactory to the Company.

ARTICLE X

TERMINATION

Section 10.01 Termination of Agreement. This Agreement may be terminated prior to the Closing Date only as provided below:

(a) The Buyer Parties and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Buyer Parties may terminate this Agreement by delivering written notice to Company at any time prior to Closing in the event the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement (which has not been waived), which breach or breaches (A) would give rise to the failure of a condition set forth in Section 8.01 and (B) either (1) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or such longer period in the event that such breach cannot reasonably be expected to be cured within such 20-day period and the Company is diligently pursuing such cure, but in no event later than the Termination Date (as defined below) or (2) shall be incapable of being cured by the Termination Date.

(c) The Company may terminate this Agreement by delivering written notice to the Buyer Parties at any time prior to the Closing in the event a Buyer Party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement (which has not been waived), which breach or breaches (A) would give rise to the failure of a condition set forth in Section 9.01 and (B) either (1) shall not have been cured within 20 days following receipt by the Buyer Party of written notice of such breach or such longer period in the event that such breach cannot reasonably be expected to be cured within such 20-day period and the Buyer Party is diligently pursuing such cure, but in no event later than the Termination Date or (2) shall be incapable of being cured by the Termination Date.

(d) Any Buyer Party or the Company may terminate this Agreement by providing written notice to the other at any time on or after January 29, 2010 (the “Termination Date”), unless such deadline has been extended by mutual agreement in writing between the Buyer Parties and the Company, if the Closing shall not have occurred by the close of business on such Date, provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the parties hereunder (other than obligations under this Section 10.02, which shall survive termination) shall terminate without any liability of any party to any other party; provided, that no termination by a party pursuant to Section 10.01(b), 10.01(c) or 10.01(d) shall relieve such party from any liability arising from or relating to fraud or any intentional breach of any representation, warranty, covenant or agreement by such party prior to termination except as otherwise provided for in this Agreement.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.01 Survival. All representations and warranties in this Agreement shall survive the Effective Time for a period of one (1) year thereafter, except that the representations and warranties set forth in (i) Sections 4.02 [Capitalization and Subsidiaries], 4.05 [Title; Condition of Assets], 5.01(c) [Capitalization], 5.04 [Valid Issuance], 7.01 [US Shareholders] and 7.02 [Foreign Shareholders] (collectively, the “Fundamental Reps”) shall survive the Effective Time indefinitely, and (ii) Section 4.14 [Tax] shall survive the Effective Time until the expiration of the applicable statute of limitations. All covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement which by there are terms are intended to survive shall survive indefinitely, including but not limited to the covenants and agreements contained in Articles VI, VII, XI and XII and Section 10.02; provided, however, that the indemnification obligations under Section 11.02(a)(viii) shall survive the Effective Time only for a period of two (2) years.

Section 11.02 Indemnification by the Ordinary Shareholders.

(a) Each of the Ordinary Shareholders, jointly and severally with respect to any Parent Loss (as defined below) subject to setoff under Section 11.05, and severally and not jointly thereafter, will indemnify, defend and hold harmless the Buyer Parties and the Surviving Corporation, together with their respective successors and assigns (the “Parent Indemnitees”), from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), Action, suit, proceedings, demand, assessment or judgment to or against Buyer Parties or the Surviving Corporation (collectively, “Parent Loss”) as a result of, arising out of or in connection with:

(i) any breach or violation by Company or the Shareholders of any of their representations or warranties contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement, except to the extent that such Parent Loss was taken into account in the calculation of the Net Working Capital;

(ii) any breach, violation, or nonperformance by Company or the Shareholders of any of their covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

(iii) any Net Working Capital Downward Adjustment payable by the Ordinary Shareholders pursuant to Section 3.06(a)(v);

(iv) any Net Cash Downward Adjustment payable by the Ordinary Shareholders pursuant to Section 3.06(b)(iv);

(v) any Company Debt Arrangements to the extent (A) not paid and satisfied in full as of the Effective Time and (B) that such Company Debt Arrangement was not deducted from Target Company Cash in the calculation of Net Cash pursuant to Section 3.06(b)(i);

(vi) any Company Transaction Expenses to the extent (A) not paid and satisfied in full as of the Effective Time and (B) that such Company Transaction Expenses was not deducted from Target Company Cash in the calculation of Net Cash pursuant to Section 3.06(b)(i);

(vii) all Taxes for which the Ordinary Shareholders are liable under Section 6.12 for all Pre-Closing Periods or Straddle Periods, except to the extent that such Taxes were taken into account in the calculation of the Net Working Capital; or

(viii) any breach or violation or failure to comply with any Laws relating to the statutory social insurance (including basic pension, basic medical insurance, unemployment insurance and work-related injury insurance and maternity insurance, as applicable) and housing fund plans, including any failure to properly make or withhold required contributions and payments required to be made by or on behalf of any employees of such Target Company to the relevant Governmental Authority on a full and timely basis;

(ix) any obligation to withhold for PRC tax imposed on payments made to the Ordinary Shareholders pursuant to this Agreement; or

(x) any penalty or fine imposed by relevant Governmental Authority against any Target Company as a result of the Company’s failure to cancel the existing registration pursuant to the State Administration of Foreign Exchange Circular No. 75 with respect to the Company, together with any reasonable legal fees and/or other reasonable out-of-pocket costs incurred by the Surviving Corporation relating to the cancellation of the said Circular No. 75 registration.

(b) Notwithstanding anything to the contrary in Section 11.02(a) above, the Ordinary Shareholders shall not have any obligation to indemnify the Parent Indemnitees with respect to Section 11.02(a)(i) above (i) in respect of any individual claim for Parent Loss if such individual claim does not exceed $10,000 (a “De Minimis Claim”) and (ii) until Parent Indemnitees have suffered Parent Loss by reason of all such breaches of Section 11.02(a)(i) in excess of $250,000 (the “Basket”), in which event Parent Indemnitees shall be entitled to the amount of such Parent Loss from the first dollar of all Parent Losses, provided, however, that any claim or portion thereof based upon (A) any Fundamental Rep made by the Company or (B) any cases of fraud or deceit committed by Company or the Shareholders shall not be subject to the limitations contained in this Section 11.02(b); provided, further, that no De Minimis Claim shall be taken into account for purposes of determining whether the Basket for Section 11.02(a)(i) has been met or exceeded.

(c) (A) The maximum aggregate amount of Parent Losses for which the Ordinary Shareholders shall be liable pursuant to Sections 11.02(a)(i) (other than with respect to any Fundamental Rep made by the Company), (ii), (viii), (ix) and (x) shall be an amount equal to the Earnout Amount payable to the Ordinary Shareholders under this Agreement minus any Earnout Amount actually paid by Parent under Section 3.05 (the “Cap”) (after which point the Ordinary Shareholders will have no obligation to further indemnify Parent Indemnitees from and against any such Parent Loss with respect to Section 11.02(a)(i) (other than with respect to any Fundamental Rep made by the Company)) and (B) the maximum aggregate amount of Parent Losses for which the Ordinary Shareholders shall be liable pursuant to (x) Section 11.02(a)(i) solely with respect to any Fundamental Rep made by the Company and (y) Sections 11.02(a)(v), (vi) and (vii) shall be an amount equal to the Merger Consideration (the “Merger Consideration Cap”). For the avoidance of doubt, the right of Parent Indemnitees for Parent Losses pursuant to Sections 11.02(a)(iii) and (iv) shall not be limited by the provisions in Section 11.02(b) and Section 11.02(c) and shall be fully reimbursable and, for purposes of this Section 11.02, any amounts paid in connection with any claim for such Parent Losses shall not be used in determining whether the Basket or the Cap or Merger Consideration Cap, as the case may be, have been met.

Section 11.03 Indemnification by Buyer Parties.

(a) The Buyer Parties jointly and severally will indemnify, defend and hold harmless the Ordinary Shareholders, together with their respective successors and assigns, from, against and with respect to any and all damage or loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), Action, suit, proceeding, demand, assessment or judgment to or against the Ordinary Shareholders (collectively, the “Shareholders’ Loss”) arising out of or in connection with:

(i) all liabilities, damages or claims incurred or accrued against the Buyer Parties or the Surviving Corporation arising out of the business activities of the Surviving Corporation after the Effective Time, except to the extent any such liabilities, damages or claims arise out of or in connection with any breach, violation or nonperformance covered by Section 11.02;

(ii) any breach or violation by the Buyer Parties of any of their respective representations or warranties contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

(iii) any Net Working Capital Upward Adjustment payable by Parent pursuant to Section 3.06(a)(vi);

(iv) any Net Cash Upward Adjustment payable by Parent pursuant to Section 3.06(b)(v); or

(v) any breach, violation, or nonperformance by the Buyer Parties of any of their respective covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

(b) Notwithstanding anything to the contrary in Section 11.03(a) above, the Buyer Parties shall not have any obligation to indemnify the Ordinary Shareholders with respect to Section 11.03(a)(ii) above (i) in respect of any De Minimis Claim for Shareholders’ Loss and (ii) until Ordinary Shareholders have suffered Shareholders’ Loss by reason of all such breaches of Section 11.03(a)(ii) in excess of the Basket, in which event Ordinary Shareholders shall be entitled to the amount of such Shareholders’ Loss from the first dollar of all Shareholders’ Losses, provided, however, that any claim or portion thereof based upon (A) any Fundamental Rep made by the Buyer Parties or (B) any cases of fraud or deceit committed by a Buyer Party shall not be subject to the limitations contained in this Section 11.03(b); provided, further, that no De Minimis Claim shall be taken into account for purposes of determining whether the Basket has been met or exceeded.

(c) (A) The maximum aggregate amount of Shareholders’ Losses for which the Buyer Parties shall be liable pursuant to Section 11.03(a)(ii) (other than with respect to any Fundamental Rep made by the Buyer Parties) shall be an amount equal to the Cap (after which point the Buyer Parties will have no obligation to further indemnify the Ordinary Shareholders from and against any such Shareholders’ Loss with respect to Section 11.03(a)(ii) (other than with respect to any Fundamental Rep made by the Buyer Parties)) and (B) the maximum aggregate amount of Shareholders’ Losses for which the Buyer Parties shall be liable pursuant to (x) Section 11.03(a)(ii) solely with respect to any Fundamental Rep made by the Buyer Parties and (y) Section 11.03(a)(v) shall in each cash be an amount equal to the Merger Consideration Cap. For the avoidance of doubt, the rights of the Ordinary Shareholders for Shareholders’ Losses pursuant to Section 11.03(a)(i) and Sections 11.03(a)(iii) and (iv) shall not be limited by the provisions in Section 11.03(b) and Section 11.03(c) and shall be fully reimbursable and, for purposes of this Section 11.03, any amounts paid in connection with any claim for such Shareholders’ Losses shall not be used in determining whether the Basket or the Cap or Merger Consideration Cap, as the case may be, have been met.

Section 11.04 Notice of Claims. If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party hereunder, that party (the “Claiming Party”) will promptly cause notice of the claim to be delivered to the other party (the “Indemnifying Party”) and will afford the Indemnifying Party and its counsel, at the Indemnifying Party’s sole expense, the opportunity to defend or settle the claim (and, with respect to claims made by third parties, the Claiming Party will have the right to participate at its sole expense). Any notice of a claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the other party by reason of the claim. If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Article XI, except to the extent that the Indemnifying Party’s ability to defend against such claim is materially prejudiced thereby. In the event the Indemnifying Party exercises the right to undertake any such defense against any such claim as provided above, it will keep the Claiming Party reasonably informed of progress of the defense of such claim and the Claiming Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Claiming Party’s possession or under the Claiming Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Claiming Party is, directly or indirectly, conducting the defense against any such claim, it will keep the Indemnifying Party reasonable informed of progress of the defense of such claim and the Indemnifying Party shall cooperate with the Claiming Party in such defense and make available to the Claiming Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Claiming Party; provided, however, that the Claiming Party shall not, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned), settle or compromise any such claim or consent to the entry of any judgment in respect to such claim.

Section 11.05 Setoff from Earnout. To satisfy any Parent Loss, Parent may, in its sole discretion, setoff the amount of such Parent Loss against the Earnout Amount; provided that Parent must provide the Shareholder Representative with written notice stating the amount of the Parent Loss and specifying in reasonable detail the nature of the Parent Loss (the “Setoff Notice”) and how it intends to satisfy such Parent Loss. If Parent elects to setoff the amount of such Parent Loss against the Earnout Amount, then Parent shall setoff and retain forever the portion of the Earnout Amount equal to the Parent Loss for which there is no timely objection as set forth in this Section 11.05 or for which an objection has been resolved, or is deemed to be resolved, in favor of Parent in accordance with the provisions of this Section 11.05. These provisions shall be one source, but not the sole source, of recovery for Parent for a Parent Loss. In the event that the Shareholder Representative objects to the setoff contained in the Setoff Notice, then within 20 days after the delivery to the Shareholder Representative of the Setoff Notice the Shareholder Representative shall deliver to the Parent a written objection notice describing in reasonable detail the Shareholder Representative’s objections to the setoff and setting forth any setoff amounts determined by the Shareholder Representative to be correct (the “Setoff Objection Notice”). Parent and Shareholder Representative shall use good faith efforts to resolve any disputed items and if no agreement is reached within 30 days of the Parent’s receipt of the Setoff Objection Notice, the matter shall be submitted to arbitration pursuant to Section 12.07 of this Agreement. If the Shareholder Representative does not deliver a timely Setoff Objection Notice to the Parent, then the setoff shall be binding and conclusive on the Parent, the Shareholder Representative and all of the Ordinary Shareholders entitled to receive Per Share Merger Consideration.

Section 11.06 Other Indemnification Provisions.

(a) The parties agree to treat all indemnity payments made pursuant to this Article XI as adjustments to the Merger Consideration for all Tax purposes, to the extent permitted by Law.

(b) The indemnification provided in this Article XI, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing remedy available to any party with respect to the transactions contemplated by this Agreement and no party shall pursue or seek to pursue any other remedy; provided, however, that nothing set forth in this Agreement shall limit the rights, remedies and claims of any party hereto with respect to any fraud by any other party hereto.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the parties’ confidentiality and exclusivity obligations as set forth in the Exclusivity Agreement.

Section 12.02 Amendment or Waiver. Prior to Closing, this Agreement can be amended or modified only by a written instrument executed by the parties hereto and, after the Closing, this Agreement can be amended or modified only by a written instrument executed by Parent, the Surviving Corporation and the Shareholder Representative and only in compliance with the Companies Law. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing.

Section 12.03 Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable Law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 12.04 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

Section 12.05 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Company to:	Photop Technologies, Inc.
12 Houyu Road, P.O. Box 206
Fuzhou, Fujian, 350014, China
Attention: John Ling, Sunny Sun and James Yu
Facsimile: +86-591-8361-0136

With a copy to:	Simpson Thacher & Bartlett LLP
ICBC Tower – 35 Floor
3 Garden Road
Central, Hong Kong
Attention: Chris Lin, Esquire
Facsimile: +852 2869-7694

If to the Shareholder Representative to:	Loyal Excel Investments Limited
c/o Photop Technologies, Inc.
12 Houyu Road, P.O. Box 206
Fuzhou, Fujian, 350014, China
Attention: John Ling
Facsimile: +86-591-8805-2593

If to the Buyer Parties or, after the	II-VI Incorporated
Closing, the Surviving Corporation, to:	375 Saxonburg Boulevard
Saxonburg, PA 16056
Attention: Francis J. Kramer, President and CEO
Facsimile: (724) 352-5299

With a copy to:	Robert D. German, Esquire
Sherrard, German & Kelly, P.C.
28th Floor, Two PNC Plaza
Pittsburgh, PA 15222
Facsimile: (412) 261-6221

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) three Business Day after being sent by a internationally recognized overnight courier, (c) on the date delivered, if delivered by facsimile during business hours (or one Business Day after the date of delivery if delivered after business hours) and (d) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

Section 12.06 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

Section 12.07 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

(a) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement. Disputes include actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action relating to the transactions contemplated by this Agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon any Law.

In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) Forum. The forum for the arbitration shall be the Hong Kong International Arbitration Center (“HKIAC”) in the Hong Kong Special Administrative Region of the People’s Republic of China.

(c) Law. The governing law for the arbitration shall be the law of the State of New York applicable to contracts made and to be performed entirely within such state.

(d) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, the Company, or with respect to a dispute following the Effective Time, the Shareholder Representative, shall select one arbitrator and Parent shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the HKIAC. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(e) Administration. The arbitration shall be administered by the HKIAC.

(f) Rules. The rules of arbitration shall be the Rules of Arbitration of the International Chamber of Commerce as presently in effect. If there is any conflict between those rules and the provisions of this Section, the provisions of this Section shall prevail.

(g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award.

(i) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the HKIAC and the arbitrators unless the arbitrators rule otherwise.

(j) Remedies; Award. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction.

(k) Language. The language of the arbitration shall be in English.

Section 12.08 Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

Section 12.09 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

Section 12.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all Company Transaction Expenses shall be paid by the Company and all fees and expenses incurred by the Buyer Parties in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby shall be paid by the Buyer Parties.

Section 12.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such items are material to the Target Companies. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement.

Section 12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. This Agreement will be executed only in English.

Section 12.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be duly executed and delivered, as of the date first above written.

THE COMPANY:	PHOTOP TECHNOLOGIES, INC.

	By:	/s/ John Ling
	Name:	John Ling
	Title:	Chief Executive Officer

PARENT:	II-VI HOLDINGS B.V.

	By:	/s/ Francis J. Kramer
	Name:	Francis J. Kramer
	Title:	Managing Director

	By:	Trust International Management (T.I.M.) B.V., Managing Director

		By:	/s/ Sjors van der Meer
		Name:	Sjors van der Meer
		Title:	Proxy holder A

		By:	/s/ Hans-Peter Visser
		Name:	Hans-Peter Visser
		Title :	Proxy holder B

MERGER SUB:	II-VI CAYMAN, INC.

	By:	/s/ Francis J. Kramer
	Name:	Francis J.Kramer
	Title:	Director and President

II-VI:	II-VI INCORPORATED

	By:	/s/ Francis J. Kramer
	Name:	Francis J. Kramer
	Title:	President

SHAREHOLDER REPRESENTATIVE:	LOYAL EXCEL INVESTMENTS LIMITED

	By:	/s/ John Ling
	Name:	John Ling
	Title:	Director

Exhibit A

Defined Terms

Defined Terms. The terms listed below shall have the following meanings when used in the Agreement:

“2008 Financials” shall have the meaning set forth in Section 4.03(a)(i).

“II-VI” means shall having the meaning set forth in the Preamble.

“II-VI Shares” means the capital stock of II-VI designated as common stock, no par value per share.

“Action” means any action, suit or proceeding brought or conducted by any Person or Governmental Authority, or any audit or investigation by any Governmental Authority.

“Affiliate” means, as to the Company (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Company adopted on April 11, 2007.

“Assets” shall have the meaning set forth in Section 4.05.

“Authorizations” shall have the meaning set forth in Section 4.06(a).

“Balance Sheet” means the unaudited consolidated balance sheet of the Target Companies as of June 30, 2009 that is included in the Financial Statements.

“Balance Sheet Date” means June 30, 2009.

“Basket” shall have the meaning set forth in Section 11.02(b).

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day, except Saturday, Sunday and any day on which banking institutions in Pittsburgh, Pennsylvania or Beijing, China are authorized or required to close by law.

“Buyer Party” shall having the meaning set forth in the Preamble.

“Buyer Parties” shall have the meaning set forth in the Preamble.

“Cap” shall have the meaning set forth in Section 11.02(c).

“Claiming Party” shall have the meaning set forth in Section 11.04.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash Deficiency” shall have the meaning set forth in Section 3.01(a)(ii).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Share Price” shall have the meaning set forth in Section 3.02(b)(iii)(a).

“Commission” means the United States Securities and Exchange Commission

“Companies Law” means the Companies Law (2009 Revision) of the Cayman Islands, as amended and in force.

“Company” shall have the meaning set forth in the Preamble.

“Company Trade Secrets” shall have the meaning set forth in Section 4.11(c).

“Company Debt Arrangements” shall have the meaning set forth in Section 6.07.

“Company Transaction Expenses” shall have the meaning set forth in Section 3.02(a)(i)(b).

“Compensation” means, as applied to any Person, all salaries, remuneration, payments under commission plans or bonuses, and all retirement, vacation, insurance or other fringe benefits pursuant to Employee Plans, paid or provided, directly or indirectly, by a Target Company to such Person, but excluding any compensation paid or provided pursuant to any stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan.

“Consideration Spreadsheet” shall have the meaning set forth in Section 6.08.

“Constituent Documents” means the memorandum and articles of association, certificate of incorporation, formation or organization or other charter or organizational documents including bylaws of any Person (other than an individual), each as from time to time in effect.

“Contracts” shall have the meaning set forth in Section 4.12.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, sales order, purchase order or other document or instrument (including any document or instrument evidencing any indebtedness but excluding the Constituent Documents of such Person) to which or by which such Person is legally bound.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“Debt Payoff” shall have the meaning set forth in Section 3.02(a)(i)(a).

“De Minimis Claim” shall have the meaning set forth in Section 11.02(b).

“Dissenting Shares” shall have the meaning set forth in Section 3.08.

“Distribution Compliance Period” shall have the meaning set forth in Section 7.02(i).

“Earnings” shall have the meaning set forth in Schedule 3.05.

“Earnings Target” shall have the meaning set forth on Schedule 3.05.

“Earnings-Based Earnout Amount” shall have the meaning set forth in Schedule 3.05.

“Earnout Amount” shall have the meaning set forth on Schedule 3.05.

“Earnout Period(s)” shall have the meaning set forth on Schedule 3.05.

“Earnout Results” shall have the meaning set forth in Section 3.05(b).

“Earnout Statement” shall have the meaning set forth in Section 3.05(b).

“Effective Time” shall have the meaning set forth in Section 2.03.

“Employee Plan” means any (a) welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (b) pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”), (c) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (d) other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, including all such plans related to the employees of the Target Companies.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health, or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Exchange Act” shall have the meaning set forth in Section 3.04(d).

“Exclusivity Agreement” shall have the meaning set forth in Section 6.13(a).

“Financial Statements” shall have the meaning set forth in Section 4.03(a)(iii).

“FINRA” means Financial Industry Regulatory Authority.

“Foreign Shareholders” shall have the meaning set forth in Article VII.

“Fundamental Reps” shall have the meaning set forth in Section 11.01.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Governmental Order” means any material award, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.

“Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste.

“HKIAC” shall have the meaning set forth in Section 12.07(b).

“Indemnifying Party” shall have the meaning set forth in Section 11.04.

“Initial Consideration” shall have the meaning set forth in Section 3.01.

“Intellectual Property” means any: (a) patent or patent application and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing (collectively, “Patents”); (b) trademark or service mark, together with all registrations and applications relating thereto (collectively, “Trademarks”); (c) copyright or work of authorship together with all registrations and applications relating thereto (collectively, “Copyrights”); (d) tradename or Internet domain name; (e) software or database (collectively, “Software”); and (f) material confidential information or other trade secret.

“Interim Financials” shall have the meaning set forth in Section 4.03(a)(iii).

“Key Employee” means those employees of a Target Company set forth on Schedule 4.13(c).

“Knowledge” means such Person’s actual knowledge after due and diligent inquires of officers, directors and/or employees of such Person reasonably believed to have knowledge of the matter in question.

“Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law (including common law), statutes, regulations, written regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, request or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Letters of Transmittal” shall have the meaning set forth in Section 3.04(a).

“Licensed Intellectual Property” shall have the meaning set forth in Section 4.11(b).

“Lien” means any mortgage, pledge, lien, security interest, attachment, charge, restriction, claim or other encumbrance.

“Lockup” shall have the meaning set forth in Section 3.04(d).

“MS Ordinary Shares” shall have the meaning set forth in Section 5.01(c).

“Material Adverse Effect” means, in respect of any Person, any change, effect, event or circumstance that is, individually or in the aggregate, materially adverse to the properties, assets, liabilities, operational results, business or condition (financial or otherwise) of such Person; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (i) change in conditions in the PRC or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) adverse political or social conditions in the PRC or elsewhere in the Asia Pacific region; (iii) changes in PRC GAAP, U.S. GAAP or any other applicable generally accepted accounting or auditing principles or standards or interpretations thereof; (iv) any change in the applicable Laws or the application or interpretation thereof, including the effects of any duties or charges on products of the type manufactured by the Company or a Subsidiary; (v) the commencement, occurrence, continuation or escalation of any war, armed hostilities, acts of terrorism, natural disasters involving the PRC or any other geographic region in which the Business operates or (vi) any action taken by the Company or a Subsidiary as contemplated or permitted by this Agreement or with the Parent’s consent.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.01.

“Merger Consideration Cap” shall have the meaning set forth in Section 11.02(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Mid-Year Adjustment Amount” shall have the meaning set forth in Section 3.06(a)(ii).

“Money Laundering Laws” shall have the meaning set forth in Section 4.20.

“Net Cash” shall have the meaning set forth in Section 3.06(b)(i).

“Net Cash Adjustment” shall mean the adjustment to the Merger Consideration, if any, provided for in Section 3.06(b).

“Net Cash Downward Adjustment” shall have the meaning set forth in Section 3.06(b)(iv).

“Net Cash Objection Notice” shall have the meaning set forth in Section 3.06(b)(iii).

“Net Cash Upward Adjustment” shall have the meaning set forth in Section 3.06(b)(v).

“Net Initial Consideration” shall have the meaning set forth in Section 3.02(b)(iii).

“Net Working Capital” shall have the meaning set forth in Section 3.06(a)(i).

“Net Working Capital Adjustment” shall mean the adjustment to the Merger Consideration, if any, provided for in Section 3.06(a)(i).

“Net Working Capital Base Amount” shall have the meaning set forth in Section 3.06(a)(v).

“Net Working Capital Downward Adjustment” shall have the meaning set forth in Section 3.06(a)(v).

“Net Working Capital Objection Notice” shall have the meaning set forth in Section 3.06(a)(iv).

“Net Working Capital Upward Adjustment” shall have the meaning set forth in Section 3.06(a)(vi).

“Objection Notice” shall have the meaning set forth in Section 3.05(c).

“Option” or “Options” means one or more options to purchase Company Ordinary Shares granted under the Option Plan.

“Option Plan” means the Company’s Stock Incentive Plan dated April 2006, as amended.

“Option Repurchase Amount” means the aggregate amount agreed by the parties hereto to be paid to all holders of vested and unvested Options outstanding as of the Effective Time in order to fully repurchase all such Options under the Option Plan, which amount shall be calculated at a price per Ordinary Share exercisable pursuant to such Options as a result of the transactions contemplated hereby that is equal to (x) US$0.68 per Ordinary Share minus (y) the applicable exercise price per Ordinary Share pursuant to the Option Plan and the relevant option agreements; provided that if the result of such calculation for any Options is less than zero the Company is not obligated to pay any consideration to repurchase such Options.

“Ordinary Shareholder” means a holder of Ordinary Shares as of the Effective Time.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.001 per share.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.11(a).

“PRC” means the People’s Republic of China

“PRC Companies” means the following Subsidiaries of the Company: Photop Koncent Communications Inc., Fuzhou Photop Technologies, Inc., Fuzhou Photop Optics, Ltd., Photop Suwtech, Inc. and Optimal Coatech (Guangzhou) Co., Ltd.

“PRC GAAP” means generally accepted accounting principles of the People’s Republic of China

“Parent” shall have the meaning set forth in the Preamble.

“Parent Indemnitees” shall have the meaning set forth in Section 11.02(a).

“Parent Loss” shall have the meaning set forth in Section 11.02(a).

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Paying Agent” shall have the meaning set forth in Section 3.04(a).

“Pension Plan” shall have the meaning set forth in the definition of “Employee Plan.”

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.03(a).

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other entity other than any Governmental Authority.

“Plan of Merger” shall have the meaning set forth in Section 2.03.

“Pre-Closing Period” shall have the meaning set forth in Section 6.12(a).

“Real Property” shall have the meaning set forth in Section 4.17(a).

“Representatives” shall mean a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Retention Program” shall have the meaning set forth in Section 6.09.

“Revenue” shall have the meaning set forth in Schedule 3.05.

“Revenue Target” shall have the meaning set forth in Schedule 3.05.

“Revenue-Based Earnout Amount” shall have the meaning set forth in Schedule 3.05.

“Schedules” shall mean the disclosure schedules attached hereto and made a part hereof.

“SEC Documents” shall have the meaning set forth in Section 5.05.

“Securities Act” shall have the meaning set forth in Section 3.04(d).

“Series A Redemption Amount” shall mean as of January 4, 2010 the amount of $0.88142423 USD for each Series A Share, plus a per diem of $0.00019319 USD per Series A Share for each day thereafter.

“Series A Shareholder” means a holder of the Series A Shares as of the Effective Time.

“Series A Shares” means the Series A shares of the Company, par value $0.001 per share.

“Setoff Notice” shall have the meaning set forth in Section 11.05.

“Setoff Objection Notice” shall have the meaning set forth in Section 11.05.

“Shares” means collectively the Ordinary Shares and Series A Shares.

“Shareholder” means a holder of Ordinary Shares or Series A Shares as of the Effective Time.

“Shareholder Approval” shall have the meaning set forth in Section 4.24.

“Shareholder Representative” shall have the meaning set forth in Section 6.10(a).

“Shareholder’s Loss” shall have the meaning set forth in Section 11.03(a).

“Software” shall have the meaning set forth in the definition of “Intellectual Property.”

“Statement of Net Working Capital” shall have the meaning set forth in Section 3.06(a)(iii).

“Statement of Net Cash” shall have the meaning set forth in Section 3.06(b)(ii).

“Straddle Period” shall have the meaning set forth in Section 6.12(a).

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly, including through any other Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Target Companies” means the Company and its Subsidiaries.

“Target Company Cash” means the cash or cash equivalencies of the Target Companies.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, fines, penalties and additions with respect to any of the foregoing.

“Tax Claim” shall have the meaning set forth in Section 6.12(c).

“Tax Return” means any federal, state, local or foreign return, report, statement or form relating to any Tax filed with any taxing authority, and any schedule or attachment to any of the foregoing or amendment thereto.

“Termination Date” shall have the meaning set forth in Section 10.01(d).

“Trade Secrets” means any proprietary technical information and business information belonging to a Person which is unknown to the public, of economic benefit to such Person, has a practical application and for which reasonable protective measures have been adopted by such Person; including without limitation, any of the following information or materials owned by such Person (regardless of the medium on which such information or materials are stored or recorded):

(a) company files, documents, and electronic media such as any type of contract, agreement, letter of intent, personnel files, administrative documents and other information regarding investors, vendors, customers or suppliers;

(b) any information relating to business activities and business development and prospective business such as costs, business plans (including future plans), business strategies (including pricing strategies), marketing strategy and plans, distributors, distribution channels, sales models, sales volume, quotations, client lists and other relevant information;

(c) information regarding financial status, such as its income, expenses, profit margins, assets, debts, taxes, account receivable, status of commercial operations and investments;

(d) information concerning management methods such as the descriptive materials describing the systems, methods, formulations, processes or procedures employed in the conduct of business or proposed business operations;

(e) any formulas or formations for, or ingredient in, any products or proposed products, and other information or data regarding the effectiveness, adverse effects, or popularity of any products or proposed products, whether produced by a third party or produced by such Person for any other third party;

(f) algorithms, procedures or techniques and principles underlying such algorithms, procedures or techniques;

(g) information relating to computer hardware and software development, including without limitation methods for the development of hardware and software and related drawings, testing result, operational manual, reports and record materials, software programs (including source codes, object codes, database, software installation and maintenance methods);

(h) information relating to know-how, including technological methods, technological processes, data, design drawings, formulae, technical specifications, quality control and management as well as other relevant materials, which are not publicly available.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Unaudited Financials” shall have the meaning set forth in Section 4.03(a)(ii).

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Shareholders” shall have the meaning set forth in Article VII.

“Welfare Plan” shall have the meaning set forth in the definition of “Employee Plan.”

“Year-End Adjustment Amount” shall have the meaning set forth in Section 3.06(a)(ii).

Certain Matters of Construction. In addition to the definitions referred to or set forth above:

(a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b) The words “party” and “parties” shall refer to the Company, Merger Sub, Parent and II-VI.

(c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(d) The word “including” means including without limitation.

(e) Any reference to “$”, “USD” or “dollars” means United States dollars.

Exhibit B

List of Directors

Francis J. Kramer – Director

1